Filed Pursuant to Rule 424(b)(5)
Registration No. 333-138855

The information in this preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated November 29, 2006.

Preliminary Prospectus Supplement to Prospectus dated November 21, 2006.

12,000,000 Shares

Class A Common Stock

Lazard Ltd is hereby offering 6,000,000 shares of its Class A common stock and the selling shareholders identified in this prospectus supplement are offering 6,000,000 shares of Lazard Ltd’s Class A common stock. Lazard Ltd will not receive any proceeds from the sale of shares of its Class A common stock being sold by the selling shareholders.

Lazard Ltd’s Class A common stock is listed on the New York Stock Exchange under the symbol “LAZ.” The last reported sale price of Lazard Ltd’s Class A common stock on November 20, 2006 was $45.79 per share.

See “Risk Factors” on page S-17 of this prospectus supplement, page 4 of the accompanying prospectus, “Risks Related to Our Business” on page 15 of our Annual Report on Form 10-K for the year ended December 31, 2005, and “Item 1A. Risk Factors” on page 73 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 to read about factors you should consider before buying shares of Lazard Ltd’s Class A common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to Lazard Ltd	$	$
Proceeds, before expenses, to selling shareholders	$	$

To the extent that the underwriters sell more than 12,000,000 shares of Lazard Ltd’s Class A common stock, the underwriters have the option to purchase up to an additional 1,800,000 shares of Lazard Ltd’s Class A common stock from Lazard Ltd at the public offering price less the underwriting discount.

The underwriters expect to deliver the shares against payment in New York, New York on December         , 2006.

Goldman, Sachs & Co.	Lazard Capital Markets

Prospectus Supplement dated November     , 2006.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and the securities offered hereby. The second part is the accompanying prospectus, which gives more general information and includes disclosures that would pertain if at some time in the future we were to sell debt securities, preference shares, warrants, stock purchase contracts or units or Class A common stock. Accordingly, the accompanying prospectus contains certain data that does not apply to this offering. Generally, unless we specify otherwise, when we refer only to the “prospectus,” we are referring to both parts combined.

If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. This prospectus supplement, the accompanying prospectus and the documents incorporated into each by reference include important information about us, the shares being offered and other information you should know before investing. You should read this prospectus supplement and the accompanying prospectus together with additional information described under the heading “Where You Can Find More Information” before investing in our Class A common stock, which we refer to in this prospectus as our “common stock.”

In this prospectus, unless the context otherwise requires, the terms:

•	“Lazard,” “we,” “our,” “us,” and the “Company” refer to Lazard Ltd, a Bermuda exempted company whose shares of common stock are publicly traded on the New York Stock Exchange under the symbol “LAZ,” and its subsidiaries, including Lazard Group.

•	“Lazard Group,” refers to Lazard Group LLC, a Delaware limited liability company that is the holding company for the subsidiaries that conduct Lazard’s business (which includes all of the businesses, subsidiaries, assets and liabilities of Lazard Ltd and Lazard Group, which we refer to in this prospectus as “our business”).

We prepare our financial statements in United States dollars and prepare our financial statements, including all of the financial statements incorporated or referenced in this prospectus, in conformity with accounting principles generally accepted in the United States, or “U.S. GAAP.” We have a fiscal year end of December 31. In this prospectus, except where otherwise indicated, references to “$” or “dollars” are to the lawful currency of the United States.

The Lazard logo and the other trademarks, trade names and service marks of Lazard mentioned in this prospectus supplement, including Lazard®, are the property of, and are used with the permission of, our subsidiaries.

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and accompanying prospectus. We have not authorized anyone to provide you with different information. The distribution of this prospectus and sale of these securities in certain jurisdictions may be restricted by law. Persons in possession of this prospectus supplement or the accompanying prospectus are required to inform themselves about and observe any such restrictions. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition, results of operations and prospects may have changed since that date.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the United States Securities and Exchange Commission (“SEC”). You may read and copy any document the company files at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, U.S.A. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s internet site at http://www.sec.gov. Copies of these reports and other information can also be inspected at the offices of the New York Stock Exchange, Inc. 20 Broad Street, New York, New York 10005, U.S.A.

We maintain an Internet site at http://www.lazard.com. Our websites and the information contained on those sites or connected to those sites, are not incorporated into this prospectus supplement, and you should not rely on any such information in making your decision whether to purchase our securities.

We are “incorporating by reference” into this prospectus supplement specific documents that we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus supplement. Information that we file subsequently with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (which we refer to in this prospectus supplement as the “Exchange Act”), until the termination of the offerings of all of the securities covered by this prospectus supplement have been completed. This prospectus supplement is part of a registration statement filed with the SEC.

We are “incorporating by reference” into this prospectus supplement the following documents filed with the SEC (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	Lazard Ltd’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (“Annual Report on Form 10-K”);

•	Lazard Ltd’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006 (“Quarterly Reports on Form 10-Q”);

•	Lazard Ltd’s Proxy Statement on Schedule 14-A, filed on March 31, 2006 (“Proxy Statement”);

•	Lazard Ltd’s Current Reports on Form 8-K filed on January 26, 2006, March 23, 2006, April 4, 2006, May 17, 2006 and June 20, 2006;

•	Description of the Class A common stock contained in the final prospectus for Lazard Ltd filed pursuant to Rule 424(b)(3) of the Securities Act of 1933, as amended (the “Securities Act”), on May 6, 2005 with respect to the Registration Statement on Form S-1 (File No. 333-121407) (the “S-1 Registration Statement”); and

•	Description of equity security units contained in the final prospectus for Lazard Ltd and Lazard Group LLC filed pursuant to Rule 424(b)(3) of the Securities Act on May 6, 2005 with respect to the Registration Statement on Form S-1 (File No. 333-123463) (the “ESU Registration Statement”).

We will provide to each person, including any beneficial owner, to whom a prospectus supplement is delivered, upon written or oral request and without charge, a copy of the documents referred to above that we have incorporated by reference in this prospectus supplement. You can request copies of such documents if you call or write us at the following address or telephone number: Investor Relations, Lazard Ltd, 30 Rockefeller Plaza, New York, New York 10020, (212) 632-6000, or you may visit our website at http://www.lazard.com for copies of any of such documents.

This prospectus supplement or information incorporated by reference herein, contains summaries of certain agreements that we have filed as exhibits to our various SEC filings, as well as certain agreements that we will enter into in connection with the offering of securities covered by this prospectus supplement. The descriptions of these agreements contained in this prospectus supplement or information incorporated by reference herein do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us.

You should rely only upon the information contained in this prospectus supplement or incorporated by reference in this prospectus supplement. We have not authorized anyone to provide you with different information. You should not assume that the information in this document is accurate as of any date other than that on the front cover of this prospectus supplement.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein, in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in any subsequent prospectus supplement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this prospectus supplement.

PROSPECTUS SUPPLEMENT SUMMARY

Business

We are a preeminent international financial advisory and asset management firm that has long specialized in crafting solutions to the complex financial and strategic challenges of our clients. We serve a diverse set of clients around the world, including corporations, partnerships, institutions, governments and high-net worth individuals. The first Lazard partnership was established in 1848. Over time we have extended our activities beyond our roots in New York, Paris and London. We operate today from 29 cities in key business and financial centers across 16 countries throughout Europe, North America, Asia, Australia and South America. We focus primarily on two businesses, Financial Advisory and Asset Management. We believe that the mix of our activities across business segments, geographic regions, industries and investment strategies helps to diversify and stabilize our revenue stream.

Our Business Model

Our business is organized around two segments: Financial Advisory and Asset Management.

Financial Advisory

We offer corporate, partnership, institutional, government and individual clients across the globe a wide array of financial advisory services regarding mergers and acquisitions, restructurings and various other corporate finance matters. Our goal is to continue to grow our Financial Advisory business by fostering long-term, senior level relationships with existing and new clients as their independent advisor on strategic transactions.

While we strive to earn repeat business from our clients, we operate in a highly competitive environment in which there are no long-term contracted sources of revenue. Each revenue-generating engagement is separately negotiated and awarded. To develop new client relationships, and to develop new engagements from historical client relationships, we maintain an active dialogue with a large number of clients and potential clients, as well as with their financial and legal advisors, on an ongoing basis. We have gained a significant number of new clients each year through our business development initiatives, through recruiting additional senior investment banking professionals who bring with them client relationships and through referrals from directors, attorneys and other third parties with whom we have relationships. At the same time, we lose clients each year as a result of the sale or merger of a client, a change in a client’s senior management, competition from other investment banks and other causes.

In the year ended December 31, 2005, Financial Advisory net revenue totaled $865 million (a 32% increase in net revenue as compared to the corresponding period in 2004 of $655 million), accounting for 66% of our consolidated net revenue, and was earned from a diverse group of 484 clients. Fifty percent of this net revenue was generated in Europe, 48% in North America and 2% in the rest of the world. For the nine month period ended September 30, 2006, Financial Advisory net revenue totaled $671 million (a 7% increase in net revenue as compared to the corresponding period in 2005), accounting for 66% of our consolidated net revenue, and was earned from 377 clients. Forty-four percent of this net revenue was generated in Europe, 54% in North America and 2% in the rest of the world.

Our Mergers and Acquisition managing directors and professionals are organized to provide advice in the following major industry practice areas: consumer, financial institutions, financial sponsors, healthcare and life sciences, industrial, power and energy, real estate and technology, media and telecommunications. We also maintain specialties in government advisory, fund-raising for alternative investment funds and corporate finance.

Since January 2002, when new senior management joined our firm, our focus in our Financial Advisory business has been on:

•	making a significant reinvestment in our intellectual capital with the addition of many senior professionals who we believe have strong client relationships and industry expertise. We have recruited or promoted 77 of our current Financial Advisory managing directors from January 2002 through September 30, 2006, contributing to a 42% increase, net of departures, over that period,

•	increasing our contacts with existing clients to further enhance our long-term relationships and our efforts in developing new client relationships,

•	expanding the breadth and depth of our industry expertise and adding new practice areas such as power and energy and fund-raising for alternative investment funds,

•	coordinating our industry specialty groups on a global basis and increasing the integration of our industry experts with our Financial Restructuring professionals, and

•	broadening our geographic presence by adding new offices in the Netherlands (Amsterdam), Canada (Toronto), Australia (Sydney) and mainland China (Beijing), as well as three new regional offices in the U.S. (Atlanta, Houston and Los Angeles) and entering into new strategic alliances in two additional countries (Argentina and Brazil).

We made these investments principally during a period of financial market weakness, when many of our competitors were reducing senior staffing, which positioned us to capitalize more fully on the recovery in the financial services industry.

In addition to the recent expansion of our Financial Advisory team, we believe that the following external market factors may enable our Financial Advisory practice to benefit from future growth in the global mergers and acquisitions advisory business:

•	increasing demand for independent, unbiased financial advice, and

•	a potential increase in cross-border mergers and acquisitions and large capitalization mergers and acquisitions, two areas of our historical specialization.

We routinely reassess our strategic position and may in the future seek acquisitions or other transactions, including the opportunistic hiring of new employees, to further enhance our competitive position.

Asset Management

Our Asset Management business provides investment management and advisory services to institutional clients, financial intermediaries, private clients and investment vehicles around the world. Our goal in our Asset Management business is to produce superior risk-adjusted investment returns and provide investment solutions customized for our clients. As of September 30, 2006, total assets under management, which we refer to in this prospectus supplement as “AUM,” was $99.3 billion, approximately 82% of which was invested in equities, 11% in fixed income, 4% in alternative investments, 2% in cash and 1% in merchant banking funds. As of the same date, approximately 56% of our AUM was invested in international (i.e., non-U.S.) investment strategies, 25% was invested in global investment strategies and 19% was invested in U.S. investment strategies. Approximately 82% was managed on behalf of institutional clients, including corporations, labor unions, public pension funds, insurance companies and banks, and through sub-advisory relationships, mutual fund sponsors, broker-dealers and registered advisors, and 18% of our AUM was managed on behalf of individual client relationships, which are principally with family offices and high-net worth individuals.

For the year ended December 31, 2005, Asset Management net revenue was $466 million, accounting for 36% of our consolidated net revenue. Fifty-nine percent of this net revenue was generated in North America, 33% in Europe and 8% in the rest of the world. For the nine month period ended September 30, 2006, Asset Management net revenue was $377 million, accounting for 37% of our consolidated net revenue. Fifty-six percent of this net revenue was generated in North America, 36% in Europe and 8% in the rest of the world.

Our largest Asset Management subsidiaries are Lazard Asset Management, which we refer to in this prospectus supplement as “LAM,” with offices in New York, San Francisco, Minneapolis, London, Milan, Frankfurt, Hamburg, Tokyo, Sydney and Seoul (aggregating $87.7 billion in total AUM as of September 30, 2006), and Lazard Frères Gestion (“LFG”) and Fonds Partenaires-Gestion (“FPG”) in Paris (aggregating $11.6 billion in total AUM as of September 30, 2006). These operations provide our business with a global presence and a local identity.

Our strategic plan in our Asset Management business is to focus on delivering superior investment performance and client service and broadening our product offerings and distribution in selected areas in order to continue to drive business results. In March 2004, we undertook a senior management transition at LAM to put in place the next generation of leadership and to better position the business to execute our strategic plan. Over the past several years, in an effort to improve LAM’s operations and expand our business, we have:

•	focused on enhancing our investment performance,

•	improved our investment management platform by adding a number of senior investment professionals (including portfolio managers and analysts),

•	strengthened our marketing capabilities by establishing a global consultant relations effort aimed at improving our relations with the independent consultants who advise many of our clients on the selection of investment managers,

•	expanded our product platform by “lifting-out” experienced portfolio managers to establish new products, and

•	launched new products such as several Japan long/short strategies, a Korean equities strategy and a global listed infrastructure strategy.

We believe that our Asset Management business has long maintained an outstanding team of portfolio managers and global research analysts. We intend to maintain and supplement our intellectual capital to achieve our goals. We routinely reassess our strategic position and may in the future seek acquisitions or other transactions, including the opportunistic hiring of new employees, in order to further enhance our competitive position. We also believe that our specific investment strategies, global reach, brand identity and access to multiple distribution channels will allow us to leverage into new investment products, strategies and geographic locations. In addition, we plan to expand our participation in merchant banking activities through investments in new and successor funds.

The Separation and Recapitalization

On May 10, 2005, we completed the initial public offering of our common stock, which we refer to in this prospectus supplement as the “equity public offering,” the public offering of equity security units (“ESUs”) of Lazard Ltd, which we refer to in this prospectus supplement as the “ESU offering,” the private placements under an investment agreement with IXIS Corporate & Investment Bank (“IXIS”), which we refer to as the “IXIS placements,” and the private offering of the 7.125% senior notes due 2015, which we refer to as the “privately placed Lazard Group straight notes offering.” We collectively refer to the equity public offering, the ESU offering, the privately placed Lazard Group straight notes offering and the IXIS placements as the “financing transactions.” We used the net proceeds of the financing transactions primarily to recapitalize Lazard Group, which financing transactions and recapitalization we refer to collectively in this prospectus supplement as the “recapitalization.” As part of the recapitalization, Lazard Group used the net proceeds from the financing transactions primarily to redeem the outstanding Lazard Group membership interests of two general classes of members of Lazard Group, which consisted of Eurazeo S.A., descendants and relations of our founders, several historical partners of our predecessor entities, several current and former managing directors and the other members of these classes, which we refer to in this prospectus supplement as the “historical partners.”

On May 10, 2005, Lazard Group also transferred its former capital markets business, which consisted of equity, fixed income and convertibles sales and trading, broking, research and underwriting services, its merchant banking fund management activities other than its existing merchant banking business in France and specified non-operating assets and liabilities, to LFCM Holdings LLC, a Delaware limited liability company, which we refer to in this prospectus supplement as “LFCM Holdings.” We refer to these businesses, assets and liabilities as the “separated businesses” and these transfers collectively as the “separation.” Except as otherwise expressly noted in this prospectus supplement and in our Annual Report on Form 10-K, the historical consolidated financial data of Lazard Group and Lazard Ltd reflect the historical results of operations and financial position of Lazard Group and Lazard Ltd and includes the separated businesses in discontinued operations for all applicable periods presented. In addition to other adjustments, the unaudited pro forma consolidated financial data included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q reflect financial data of Lazard Group and Lazard Ltd giving effect to the separation, as well as other adjustments made as a result of the equity public offering, the financing transactions and the recapitalization.

Lazard’s Organizational Structure

Lazard Group is the Delaware limited liability company that is the holding company for the subsidiaries that conduct our business. Lazard Group has two primary holders of its membership interests: Lazard Ltd and LAZ-MD Holdings LLC, a Delaware limited liability company that holds equity interests in Lazard Group and the Class B common stock of Lazard Ltd, which we refer to in this prospectus supplement as “LAZ-MD Holdings.” Lazard Ltd has no material assets other than indirect ownership of approximately 37.7% of the common membership interests of Lazard Group as of the date of this prospectus supplement (or 46.9% of the common membership interests of Lazard Group after this offering), and indirect control of both of the managing members of Lazard Group. Lazard Ltd controls Lazard Group through this managing member position. The remaining 62.3% of Lazard Group’s common membership interests as of the date of this prospectus supplement (or 53.1% of the common membership interests of Lazard Group after this offering) is held by LAZ-MD Holdings, the holding company that is owned by current and former managing directors of Lazard Group. The Lazard Group common membership interests held by LAZ-MD Holdings are effectively exchangeable over time on a one-for-one basis with Lazard Ltd for shares of common stock, which are publicly traded on the New York Stock Exchange under the symbol “LAZ”.

Each share of our common stock entitles its holder to one vote per share. Each LAZ-MD Holdings exchangeable interest, all of which are held by the two classes of members of Lazard Group that consist of current and former managing directors, which we refer to in this prospectus supplement as the “working members,” is effectively exchangeable together with a Lazard Group common interest held by LAZ-MD Holdings for a share of our common stock, with such ratio subject to adjustment. The single outstanding share of our Class B common stock is intended to allow our current and former managing directors holding LAZ-MD Holdings exchangeable interests to individually vote in proportion to their indirect economic interests in Lazard Ltd. For a description of the voting rights of holders of LAZ-MD Holdings exchangeable interests, see “Certain Relationships and Related Transactions—LAZ-MD Holdings Stockholders’ Agreement” in our Proxy Statement. Our Class B common stock has 62.3% of the voting power of Lazard Ltd as of the date of this prospectus supplement (or 53.1% of the voting power of Lazard Ltd after this offering), which percentage will further decrease proportionately as Lazard Group common membership interests are exchanged for shares of our common stock. Upon full exchange of the LAZ-MD Holdings exchangeable interests for shares of our common stock, the Class B common stock would cease to be outstanding, and all of the Lazard Group common membership interests formerly owned by LAZ-MD Holdings would be owned indirectly by Lazard Ltd. In order to seek to avoid the possibility that LAZ-MD Holdings would be deemed to be an “investment company” for purposes of the U.S. Investment Company Act of 1940, as amended, or the “Investment Company Act,” the voting power of the outstanding Class B common stock will, however, represent no less than 50.1% of the voting power of Lazard Ltd until December 31, 2007.

Our public shareholders as of the date of this prospectus supplement hold all of the issued and outstanding shares of our common stock, representing approximately 37.7% of the voting power in Lazard Ltd (or 46.9% of the voting power in Lazard Ltd after this offering) and 100% of the economic rights in our capital stock. The Class B common stock does not have any economic rights in Lazard Ltd.

The graphic below illustrates our ownership structure as of the date of this prospectus supplement and our expected ownership structure immediately following completion of this offering, assuming no exercise of the underwriters’ over-allotment option. The graphic below displays neither all of the subsidiaries of Lazard Ltd, Lazard Group and LAZ-MD Holdings (including those through which Lazard Ltd holds its interests in Lazard Group), nor all of the minority interests in Lazard Group (including the participatory interests granted to managing directors).

Lazard Ltd was incorporated in Bermuda on October 25, 2004. Lazard Group was formed in Delaware on March 2, 2000 under the name Lazard LLC and was renamed Lazard Group LLC on May 10, 2005. Our principal executive offices are located in the U.S. at 30 Rockefeller Plaza, New York, New York 10020, with a general telephone number of (212) 632-6000, in France at 121 Boulevard Haussmann, 75382 Paris Cedex 08, with a general telephone number of 33-1-44-13-01-11, in the U.K. at 50 Stratton Street, London W1J 8LL, with a general telephone number of 44-207-187-2000 and in Italy at via Dell’Orso 2, 20121 Milan, with a general telephone number of 39-02-723121. Our registered office in Bermuda is located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda, with a general telephone number of (441) 295-1422. We maintain an Internet site at http://www.lazard.com. Our websites and the information contained on those sites, or connected to those sites, are not incorporated into this prospectus supplement, and you should not rely on any such information in making your decision whether to purchase our securities.

The Offering

Common stock offered by Lazard Ltd (a)	6,000,000	shares

Common stock offered by the selling shareholders	6,000,000	shares

Common stock to be outstanding immediately after this offering:

Class A common stock(b)	49,503,668	shares

Class B common stock	1	share

Lazard Group common membership interests to be outstanding immediately after this offering:

Owned by Lazard Ltd	49,503,668	interests

Owned by LAZ-MD Holdings(c)	56,098,448	interests

Total	105,602,116	interests

Dividend policy

In February, May, August and October of 2006, our board of directors declared a dividend of $.09 per share, which was paid or will be paid on February 28, 2006, May 31, 2006, August 31, 2006 and November 30, 2006, respectively, to stockholders of record as of February 17, 2006, May 19, 2006, August 11, 2006 and November 10, 2006, respectively.

We currently intend to declare quarterly dividends on all outstanding shares of our common stock. The declaration of this and any other dividends and, if declared, the amount of any such dividend, will be subject to our actual future earnings, cash flow and capital requirements, to the amount of distributions to us from Lazard Group and to the discretion of our board of directors. For a discussion of the factors that will affect the determination by our board of directors to declare dividends, see “Price Range and Dividend Policy of Lazard Ltd Common Stock—Dividend Policy of Lazard Ltd.”

Use of Proceeds

We estimate that the net proceeds from this offering to us from sales of common stock offered by us, after deducting estimated fees and expenses and the underwriting discount, will be approximately $262 million. We intend to use the net proceeds from this offering for expansion of our Asset Management business through acquisitions and by seeding new investment products, including merchant banking investments, for expansion of our

Financial Advisory practice by geography and adjacent businesses, through acquisitions and for investments, for other strategic acquisitions or investments, for possible future repayment of indebtedness and for general corporate purposes. See “Use of Proceeds.”

We will not receive any net proceeds from the sales of common stock in this offering offered by the selling shareholders.

Risk Factors	For a discussion of factors you should consider before buying shares of our common stock, see “Risk Factors.”

Material U.S. Federal Income Tax Considerations

In connection with our formation, we made an election to be treated as a partnership for U.S. federal income tax purposes. As a result, each holder of our common stock will be required to report on its income tax return its allocable share of our income, gains, losses and deductions. For additional information concerning the material tax consequences of investing in our common stock, see “Material U.S. Federal Income Tax and Bermuda Tax Considerations.”

New York Stock Exchange Symbol	LAZ

(a)	Excludes all of the 1,800,000 shares of common stock that may be purchased by the underwriters from us pursuant to the exercise of the underwriters’ over-allotment option. Unless specifically noted, information in this prospectus supplement does not give effect to the possible exercise, in whole or in part, of the underwriters’ over-allotment option.
(b)	Includes (1) the 6,000,000 shares of common stock sold pursuant to this offering by us, (2) the 6,000,000 shares of common stock sold pursuant to this offering by the selling shareholders and (3) 37,503,668 shares of common stock outstanding immediately prior to this offering including 115,000 shares of our common stock held by Lazard Group but excludes (i) 56,098,448 shares of our common stock that will be issuable in connection with future exchanges of common membership interests in Lazard Group held by LAZ-MD Holdings, which Lazard Group common membership interests are effectively exchangeable for shares of our common stock on a one-for-one basis, (ii) up to 17,500,000 shares of our common stock issuable in connection with the ESUs of Lazard Ltd issued in the ESU offering and pursuant to the IXIS placements, and (iii) up to 24,996,332 shares of our common stock reserved for issuance, 4,033,438 units in respect of which have been granted (net of forfeitures) as of the date of this prospectus supplement and 20,962,894 of which are subject to awards following this offering, in connection with the 2005 Equity Incentive Plan, and (iv) an additional 2,631,570 shares of our common stock that will be issuable or otherwise deliverable upon conversion of the $150 million convertible subordinated note, which we refer to as the “$150 million convertible note,” held by Banca Intesa S.p.A., or “Intesa”. If, immediately following this offering, LAZ-MD Holdings exchanged all of its Lazard Group common membership interests, LAZ-MD Holdings would own 56,098,448 shares of our common stock, representing approximately 53.1% of our outstanding common stock (or approximately 52.2% if the underwriters’ over-allotment option is exercised in full).
(c)	The Lazard Group common membership interests held by LAZ-MD Holdings are effectively exchangeable over time, on a one-for-one basis, for shares of our common stock.

Summary Historical and Pro Forma Consolidated Financial Data

The following table sets forth the historical summary consolidated financial data for Lazard Group and Lazard Ltd for all periods presented. The table also presents certain pro forma consolidated financial data for Lazard Group and Lazard Ltd. The results of operations for certain businesses that we no longer own are reported as discontinued operations.

The historical consolidated financial statements prior to May 10, 2005, the date of our equity public offering, do not reflect what our results of operations and financial position would have been had we been a stand-alone, public company for the periods presented. In addition, the results of operations for periods prior to May 10, 2005 are not comparable to results of operations for subsequent periods. Specifically, for periods prior to May 10, 2005, the historical results of operations do not give effect to the following matters:

•	Payment for services rendered by Lazard Group’s managing directors, which, as a result of Lazard Group operating as a limited liability company, historically had been accounted for as distributions from members’ capital, or in some cases as minority interest, rather than as compensation and benefits expense. As a result, Lazard Group’s operating income, prior to May 10, 2005, did not reflect payments for services rendered by its managing directors. Subsequent to the consummation of the equity public offering, as described in Note 1 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, Lazard Group and Lazard Ltd now include all payments for services rendered by its managing directors and distributions to profit participation members in Compensation and Benefits Expense.

•	U.S. corporate federal income taxes, since Lazard Group had operated in the U.S. as a limited liability company that was treated as a partnership for U.S. federal income tax purposes. As a result, Lazard Group’s income had not been subject to U.S. federal income taxes. Taxes related to income earned by partnerships represent obligations of the individual partners. Outside the U.S., Lazard Group historically had operated principally through subsidiary corporations and had been subject to local income taxes. Accordingly, prior to May 10, 2005 income taxes reflected within Lazard Group’s and Lazard Ltd’s results of operations included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q are attributable to taxes incurred in non-U.S. entities and to New York City Unincorporated Business Tax, or “UBT” attributable to Lazard Group’s and our operations apportioned to New York City. Subsequent to the equity public offering, the consolidated financial statements of Lazard Ltd include U.S. corporate federal income taxes on its allocable share of the results of operations of Lazard Group, giving effect to the post equity public offering structure.

•	Minority interest in net income relating to LAZ-MD Holdings’ ownership interest of Lazard Group’s common membership interests since May 10, 2005. Prior to May 10, 2005, Lazard Ltd had no ownership interest in Lazard Group and all net income was allocable to the then members of Lazard Group. Commencing May 10, 2005, minority interest in net income includes LAZ MD Holdings’ ownership interest of Lazard Group’s common membership interests.

•	The use of proceeds from the financing transactions in connection with the separation and recapitalization.

•	The net incremental interest expense related to the financing transactions and the exclusion of certain one-time equity public offering-related costs.

The unaudited pro forma data set forth below are derived from the unaudited pro forma condensed consolidated statements of income included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The data reflects the separation and recapitalization transactions and the completion of the equity public offering and the additional financing transactions as if they had occurred as of January 1, 2005, and are included for informational purposes only and do not purport to represent what our results of operations would actually have been had we operated as a separate, independent company during the periods presented, nor does the pro forma data give effect to any events other than those discussed above and in the related notes. As a result, the pro forma operating results are not necessarily indicative of the operating results for any future period. See “Pro Forma Financial Information (Unaudited)” in our Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the quarter ended September 30, 2006.

The historical consolidated statements of income data for the years ended December 31, 2005, 2004 and 2003 have been derived from our audited consolidated financial statements. Such audited consolidated statements of income for the years ended December 31, 2005, 2004 and 2003 are included in our Annual Report on Form 10-K. The historical condensed consolidated statements of income data for the nine month periods ended September 30, 2006 and 2005, has been derived from our unaudited consolidated financial statements which are included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006. Our unaudited condensed consolidated financial statements, in the opinion of management, have been prepared on the same basis as the audited financial statements and reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. Historical results are not necessarily indicative of results for any future period and the results of any interim period do not necessarily indicate the results that may be expected for any other interim period or the full year.

The summary consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Pro Forma Financial Information (Unaudited)” and our historical consolidated financial statements and related notes included in our Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the quarter ended September 30, 2006.

Summary Historical and Pro Forma Consolidated Financial Data

							Pro Forma
	For the Year Ended December 31,				For the Nine Months Ended September 30,		For the Year Ended December 31, 2005		For the Nine Months Ended September 30, 2005
	2005	2004		2003	2006	2005
	($ in thousands, except per share data or where otherwise noted)
Historical and Pro Forma Consolidated Statement of Income Data:
Net Revenue:
Financial Advisory(a)	$864,812	$655,200		$690,967	$671,245	$626,610	$864,812		$626,610
Asset Management(b)	466,188	417,166		350,348	376,792	326,695	466,188		326,695
Corporate(c)	(29,558)	22,464		11,627	(27,359)	(18,940)	(50,523)		(39,905)

Net Revenue(d)	1,301,442	1,094,830		1,052,942	1,020,678	934,365	1,280,477	(k)	913,400	(k)

Compensation and Benefits(e)	698,683	466,064		388,266	615,269	482,228	774,159	(l)	557,704	(l)
Other Operating Expenses	260,397	260,942		225,940	193,407	186,859	257,462	(m)	183,924	(m)

Total Operating Expenses	959,080	727,006		614,206	808,676	669,087	1,031,621		741,628

Operating Income from Continuing Operations	$342,362	$367,824		$438,736	$212,002	$265,278	$248,856		$171,772

Income from Continuing Operations(e)	$161,062	$251,999		$307,218	$56,389	$137,128	$64,457	(n)	$42,714	(n)

Net Income (Net Income Allocable to Members of Lazard Group prior to May 10, 2005)	$143,486	$246,974	(f)	$ 250,383	$56,389	$119,552

Weighted Average Shares of Class A Common Stock Outstanding(g):
Basic	37,500,000				37,457,275	37,500,000	37,500,000	(o)	37,500,000	(o)
Diluted	37,561,138				41,747,068	37,518,513	37,539,208	(p)	37,509,765	(p)
Net Income Per Share of Class A Common Stock from Continuing Operations(g):
Basic	$1.45				$1.51	$0.81	$1.72	(q)	$1.14	(q)
Diluted	$1.45				$1.45	$0.81	$1.72	(q)	$1.14	(q)
Dividends Paid Per Share of Class A Common Stock(g)	$0.142				$0.270	$0.052

Other Lazard Group Historical Data:
Dollar Value of Mergers and Acquisitions (“M&A”) Deals Completed ($ in millions)(h)	$249,337	$193,078		$203,068	$227,140	$179,655
Number of M&A Deals Completed Greater than $1 Billion(i)	40	31		29	33	33
Assets Under Management ($ in millions):
Ending	$88,234	$86,435		$78,371	$99,334	$86,592
Average(j)	$86,106	$80,261		$66,321	$94,151	$85,574
Managing Director Headcount, after giving effect to the separation (as of the end of each period):
Financial Advisory	123	127		111	125	123
Asset Management	38	33		22	43	38
Corporate	8	6		5	8	8
Limited Managing Directors	5	19		22	5	16

Total	174	185		160	181	185

See Notes to Summary Historical and Pro Forma Consolidated Financial Data

Notes to Summary Historical and Pro Forma Consolidated Financial Data ($ in thousands)

(a)	Financial Advisory net revenue consists of the following:

						Pro Forma
	For the Year Ended December 31,			For the Nine Months Ended September 30,		For the Year Ended December 31, 2005	For the Nine Months Ended September 30, 2005
	2005	2004	2003	2006	2005
M&A	$674,543	$481,726	$419,967	$545,054	$491,559	$674,543	$491,559
Financial Restructuring	103,404	96,100	244,600	50,202	80,367	103,404	80,367
Other Financial Advisory	86,865	77,374	26,400	75,989	54,684	86,865	54,684

Financial Advisory Net Revenue	$864,812	$655,200	$690,967	$671,245	$626,610	$864,812	$626,610

(b)	Asset Management net revenue consists of the following:

						Pro Forma
	For the Year Ended December 31,			For the Nine Months Ended September 30,		For the Year Ended December 31, 2005	For the Nine Months Ended September 30, 2005

	2005	2004	2003	2006	2005
Management and Other Fees	$389,414	$357,229	$284,565	$328,734	$291,047	$389,414	$291,047
Incentive Fees	44,627	27,354	38,225	17,362	10,650	44,627	10,650
Other Income	32,147	32,583	27,558	30,696	24,998	32,147	24,998

Asset Management Net Revenue	$466,188	$417,166	$350,348	$376,792	$326,695	$466,188	$326,695

(c)	“Corporate” includes interest income (net of interest expense), investment income from certain long-term investments and net money market revenue earned by Lazard Frères Banque SA, including, for periods subsequent to May 10, 2005, the net incremental interest expense related to the financing transactions.
(d)	Net revenue is presented after reductions for dividends relating to the Company’s mandatory redeemable preferred stock issued in March 2001. Preferred dividends are reflected in corporate net revenue and amounted to ($8,000), $8,000 and $8,000 in the years ended December 31, 2005, 2004 and 2003, respectively. The nine month period ended September 30, 2005 and the year ended December 31, 2005 includes a credit of $8,000, which represents accrued dividends on the Company’s mandatory redeemable preferred stock which was redeemed and cancelled pursuant to the redemption of membership interests of the historical partners.
(e)	Excludes, as applicable, with respect to periods ended prior to May 10, 2005, (i) payments for services rendered by Lazard Group’s managing directors which, as a result of Lazard Group operating as a limited liability company, historically had been accounted for as distributions from members’ capital, or in some cases as minority interest, rather than as a compensation and benefits expense, and (ii) U.S. corporate federal income taxes, since Lazard Group has operated as a limited liability company that was treated as a partnership for U.S. federal income tax purposes.
(f)	Net income allocable to members for the year ended December 31, 2004 is shown after an extraordinary gain of $5,507 related to the January 2004 acquisition of the assets of Panmure Gordon.
(g)	Historical data presented is for the periods subsequent to May 10, 2005, the date of the Company’s equity public offering.
(h)	Source: Thomson Financial as of March 6, 2006 for the years ended December 31, 2005, 2004 and 2003, and as of October 23, 2006 for the nine month periods ended September 30, 2006 and 2005. Represents the U.S. dollar value of completed transactions globally in which Lazard Group acted as an advisor to a party of the transaction. The types of transactions included are global M&A, partial company sales, asset sales, joint ventures, spin-offs and restructuring assignments in which a change of control occurs. The value of a completed transaction is equal to the consideration paid for the equity of the target plus net debt assumed (net debt equals the liabilities assumed less cash held by the target).
(i)	Source: Thomson Financial as of March 6, 2006 for the years ended December 31, 2005, 2004 and 2003, and as of October 23, 2006 for the nine month periods ended September 30, 2006 and 2005. Represents the number of completed M&A transactions globally in which Lazard Group acted as an advisor to a party of the transaction and in which the value of the transaction was greater than $1 billion.
(j)	Calculated using the average of quarter-end AUM balances during the respective period.
(k)	Represents net revenue after giving effect to the separation and recapitalization transactions, the incremental interest expense related to the financing transactions and the exclusion of non-recurring, one-time costs of $1,661 related to the separation and recapitalization.
(l)	Represents compensation and benefits expense after giving effect to adjustments for services rendered by employee members of LAM and managing directors prior to May 10, 2005, the date of our equity public offering, which were accounted for as either distributions from members’ capital or as minority interest expense. Following the completion of the equity public offering, our policy is that our employee compensation and benefits expense, including that payable to our managing directors, will not exceed 57.5% of operating revenues each year (although we retain the ability to change this policy in the future).

(m)	Represents other operating expense after the exclusion of one-time costs of $2,935 related to the separation and recapitalization.
(n)	Represents income from continuing operations after giving effect to the separation and recapitalization transactions, including the pro forma adjustments related to the incremental interest expense from the financing transactions and to compensation and benefits expense.
(o)	For pro forma basic net income per share of Class A common stock, the weighted average shares of Class A common stock outstanding includes, for the year ended December 31, 2005 and the nine month period ended September 30, 2005, the 37,500,000 shares of Class A Common Stock outstanding immediately following the equity public offering, and the IXIS private placement.
(p)	For pro forma diluted net income per share of Class A common stock, the weighted average shares outstanding reflects the 37,500,000 shares of Class A common stock outstanding immediately following the equity public offering and the IXIS private placement, plus, incremental shares issuable from stock unit awards. LAZ-MD Holdings exchangeable interests are not included in the weighted average shares outstanding for the year ended December 31, 2005 and the nine month period ended September 30, 2005 because, on an as-if-exchanged basis, such exchangeable interests were antidilutive. Shares issuable with respect to the exercise of the purchase contracts associated with the equity security units offered in the ESU offering and the IXIS ESU placement are not included for either period because, under the treasury stock method, such securities were not dilutive.
(q)	Calculated after considering the impact of all the pro forma adjustments described above and based on the weighted average basic and diluted shares outstanding, as applicable, as described in notes (o) and (p) above.

RISK FACTORS

You should carefully consider the following risks and the risks incorporated by reference into this prospectus supplement and all of the other information set forth in this prospectus supplement or incorporated by reference in this prospectus supplement, including our consolidated financial statements and related notes, before deciding to purchase shares of common stock offered by this prospectus supplement. The risk factors set forth below primarily relate to the business of Lazard Group. These risks also affect Lazard Ltd because Lazard Ltd has no material assets other than indirect ownership of approximately 37.7% of the common membership interests in Lazard Group as of the date of this prospectus supplement (or 46.9% of the common membership interests in Lazard Group after this offering) and its controlling interest in Lazard Group. For a discussion of the risks related to our business see “Risk Related to Our Business” in our Annual Report on Form 10-K and “Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006. The following risks and the risks incorporated by reference into this prospectus supplement comprise material risks of which we are aware. If any of the events or developments described below actually occurred, our business, financial condition or results of operations would likely suffer.

Risks Related to this Offering

The market price and trading volume of our common stock may be volatile, and you may not be able to resell your shares at or above the public offering price.

The price of our common stock in this offering will be determined through negotiations between us and the underwriters. The negotiated price of this offering may not be indicative of the market price of the common stock after this offering. The market price of our common stock will likely continue to fluctuate in response to the following factors, some of which are beyond our control, including the following:

•	quarterly fluctuations in our operating results,

•	changes in investors’ and analysts’ perception of the business risks and conditions of our business,

•	broader market fluctuations,

•	general economic and political conditions,

•	acquisitions and financings, including the potential issuance of a substantial number of shares of our common stock as consideration in acquisitions,

•	the issuance of a substantial number of shares of our common stock in exchange for a reduction of debt upon conversion of any portion of the $150 million convertible note held by Intesa, and further exchanges of the LAZ-MD Holdings exchangeable interests,

•	the issuance of a substantial number of shares of our common stock upon settlement of the purchase contracts underlying the ESUs,

•	sale of a substantial number of shares of our common stock held by the existing security holders in the public market, including shares issued upon vesting of outstanding restricted stock units, and

•	general conditions in the financial services industry.

As a result, shares of our common stock may trade at prices significantly below the price of this offering. Declines in the price of our common stock may adversely affect our ability to recruit and retain key employees, including our managing directors and other key professional employees.

You will experience immediate dilution in the book value of your common stock, and, should we be liquidated at our book value, investors would not receive the full amount of their investment.

Purchasers of our common stock offered pursuant to this prospectus supplement (assuming the exchange of all outstanding Lazard Group common membership interests and related issuance of shares of common stock) will experience an immediate dilution in net tangible book value of $50.23 per share of common stock purchased. Accordingly, should we be liquidated at our book value, investors would not receive the full amount of their investment. See “Dilution.”

Our share price may decline due to the large number of shares eligible for future sale and for exchange.

Immediately after this offering, our authorized and unissued shares of common stock will include approximately 56,098,448 shares of our common stock underlying the outstanding LAZ-MD Holdings exchangeable membership interests, 4,033,438 shares of our common stock underlying the restricted stock units and deferred stock units that have thus far been granted pursuant to our 2005 Equity Incentive Plan, up to 17,500,000 shares of our common stock underlying the outstanding ESUs which, when issued, will be eligible for sale, and 2,631,570 shares of our common stock issuable or otherwise deliverable upon conversion of the $150 million convertible note held by Intesa. In addition, on November 7, 2006, the lock-up related to the 2,000,000 shares of Lazard Ltd’s common stock acquired by IXIS in connection with our equity public offering expired. We cannot predict the effect, if any, that market sales of those shares of common stock, the possibility of such sales or the availability of those shares of common stock for sale will have on the market price of our common stock or our ability to raise capital through the issuance of equity securities from time to time.

As reflected in the table below, LAZ-MD Holdings exchangeable interests are effectively exchangeable into our common stock, and thereafter that common stock will become available for sale in significant numbers. In addition, LAZ-MD Holdings and certain of our subsidiaries, with the consent of the Lazard Ltd board of directors, have the right to cause the holders of LAZ-MD Holdings exchangeable interests to exchange all such remaining interests during the 30-day period following May 10, 2014 and under certain other circumstances. For a discussion of these exchange and transfer restrictions, see “Certain Relationships and Related Transactions—Relationship with LAZ-MD Holdings and LFCM Holdings—Master Separation Agreement—LAZ-MD Holdings Exchangeable Interests” in our Proxy Statement. We expect to register the shares received by the working members pursuant to the exchange for resale by such persons from time to time as well. Persons exchanging their LAZ-MD Holdings exchangeable interests are likely to sell all or a portion of their common stock promptly after exchange to provide liquidity to cover any taxes that may be payable upon such exchange or to diversify their portfolios.

The following table reflects the timetable for exchangeability of the LAZ-MD Holdings exchangeable interests assuming continued employment of the current managing directors. As described below, exchangeability may be accelerated under certain circumstances as described in “Management—Arrangements with Our Managing Directors—The Retention Agreements in General—LAZ-MD Holdings Exchangeable Interests” and “Certain Relationships and Related Transactions—Relationship with LAZ-MD Holdings and LFCM Holdings—Master Separation Agreement—LAZ-MD Holdings Exchangeable Interests” in our Proxy Statement.

	Number of additional shares of our common stock that are expected to become available for exchange under LAZ-MD Holdings exchangeable interests
Dates after which exchangeability is allowed	Prior to Offerings Herein	After Offerings Herein
March 31, 2007	224,325	192,075
June 30, 2007	594,816	509,304
May 10, 2008	19,062,869	13,180,631
May 10, 2009	18,748,915	18,748,915
May 10, 2010	19,273,003	19,273,003
May 10, 2011	—	—
May 10, 2012	—	—
May 10, 2013	4,194,520	4,194,520

Total	62,098,448	56,098,448

In addition, the ESUs issued as part of the additional financing transactions are effectively exchangeable for up to 17,500,000 shares of our common stock on May 10, 2008. The 2,000,000 shares of our common stock that IXIS acquired as part of the IXIS placements generally may be transferred or sold commencing November 7, 2006 under certain circumstances. See “Description of Our Common Stock—IXIS Investment in Our Common Stock.” Under limited, agreed-upon circumstances, a few of our European managing directors will have the right to cause an early exchange of a portion of their exchangeable interests, which potential early exchange is not reflected in the table above.

In addition, the $150 million convertible note with Intesa is convertible into shares of our common stock at an effective conversion price of $57 per share, resulting in 2,631,570 shares of our common stock being issuable upon full conversion of the note. One-third in principal amount of the $150 million convertible note is generally convertible after July 1, 2008, an additional one-third after July 1, 2009 and the last one-third after July 1, 2010. The note is not convertible after June 30, 2011.

Our only material asset is its indirect interests in Lazard Group, and it is accordingly dependent upon distributions from Lazard Group to pay dividends and taxes and other expenses.

Lazard Ltd is a holding company and has no material assets other than indirect ownership of approximately 37.7% of the common membership interests of Lazard Group as of the date of this prospectus supplement (or 46.9% of the common membership interests of Lazard Group after this offering), and indirect control of both of the managing members of Lazard Group. Lazard Ltd controls Lazard Group through this managing member position. Lazard Ltd has no independent means of generating revenue. Our wholly-owned subsidiaries incur income taxes on their proportionate share of any net taxable income of Lazard Group in their respective tax jurisdictions. We intend to continue to cause Lazard Group to make distributions to its members, including our wholly-owned subsidiaries, in an amount sufficient to cover all applicable taxes payable by us and dividends, if any, declared by us. To the extent that our subsidiaries need funds to pay taxes on their share of Lazard Group’s net taxable income, or if Lazard Ltd needs funds for any other purpose, and Lazard Group is restricted from making such distributions under applicable law or regulation, or is otherwise unable to provide such funds, it could materially adversely affect our business, financial condition or results of operations. See “Price Range and Dividend Policy of Lazard Ltd Common Stock—Dividend Policy of Lazard Ltd.”

Lazard Ltd may issue preference shares and our bye-laws and Bermuda law may discourage takeovers, which could affect the rights of holders of our common stock.

The ownership of the Class B common stock gives LAZ-MD Holdings and, through the LAZ-MD Holdings stockholders’ agreement, the members of LAZ-MD Holdings, voting control of Lazard Ltd, which has the effect, among other things, of preventing a change in control of Lazard Ltd without LAZ-MD Holdings’ consent. Our board of directors has the authority to issue up to 15,000,000 preference shares without any further vote or action by the shareholders, in accordance with the provisions of our bye-laws. Since the preference shares could be issued with liquidation, dividend and other rights superior to those of our common stock, the rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any such preference shares. The issuance of preference shares could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. Further, the provisions of our bye-laws, including our classified board of directors and the ability of shareholders to remove directors only for cause, and of Bermuda law, could have the effect of delaying or preventing a change in control of Lazard Ltd.

Lazard Ltd is incorporated in Bermuda, and a significant portion of its assets are located outside the U.S. As a result, it may not be possible for shareholders of Lazard Ltd to enforce civil liability provisions of the U.S. federal or state securities laws.

Lazard Ltd is incorporated under the laws of Bermuda, and a significant portion of its assets are located outside the U.S. It may not be possible to enforce court judgments obtained in the U.S. against Lazard Ltd in Bermuda, or in countries other than the U.S. where Lazard Ltd has assets, based on the civil liability provisions of the federal or state securities laws of the U.S. In addition, there is some doubt as to whether the courts of Bermuda and other countries would recognize or enforce judgments of U.S. courts obtained against Lazard Ltd or its directors or officers based on the civil liabilities provisions of the federal or state securities laws of the U.S. or would hear actions against Lazard Ltd or those persons based on those laws. Lazard Ltd has been advised by its legal advisors in Bermuda that the U.S. and Bermuda do not currently have a treaty providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any federal or state court in the U.S. based on civil liability, whether or not based solely on U.S. federal or state securities laws, would not automatically be enforceable in Bermuda. Similarly, those judgments may not be enforceable in countries other than the U.S. where we have assets.

Bermuda law differs from the laws in effect in the U.S. and may afford less protection to our shareholders.

Our shareholders may have more difficulty protecting their interests than would shareholders of a corporation incorporated in a jurisdiction of the U.S. As a Bermuda company, Lazard Ltd is governed by the Companies Act 1981 of Bermuda, which we refer to in this prospectus supplement as the “Companies Act.” The Companies Act differs in some material respects from laws generally applicable to U.S. corporations and shareholders, including the provisions relating to interested directors, mergers, amalgamations and acquisitions, takeovers, shareholder lawsuits and indemnification of directors.

Under Bermuda law, the duties of directors and officers of a company are generally owed to the company only. Shareholders of Bermuda companies generally do not have rights to take action against directors or officers of the company, and may only do so in limited circumstances. Officers of a Bermuda company must, in exercising their powers and performing their duties, act honestly and in good faith with a view to the best interests of the company and must exercise the care and skill that a reasonably prudent person would exercise in comparable circumstances. Directors have a duty not to put themselves in a position in which their duties to the company and their personal interests may conflict and also are under a duty to disclose any personal interest in any contract or arrangement with the company or any of its subsidiaries. If a director or officer of a Bermuda company is found to have breached his or her duties to that company, he or she may be held personally liable to the company in respect of that breach of duty. A director may be liable jointly and severally with other directors if it is shown that the director knowingly engaged in fraud or dishonesty. In cases not involving fraud or dishonesty, the liability of the director will be determined by the Bermuda courts on the basis of their estimation of the percentage of responsibility of the director for the matter in question, in light of the nature of the conduct of the director and the extent of the causal relationship between his or her conduct and the loss suffered.

In addition, our bye-laws provide that no director shall be liable to the company, any of our shareholders or any other person for the acts, neglects or defaults of any other director, or for any loss or expense happening to the Company through the insufficiency or deficiency of title to any property acquired by order of the directors for or on behalf of the Company, or for the insufficiency or deficiency of any security in or upon which any of the moneys of the Company shall be invested, or for any loss or damage arising from the bankruptcy, insolvency, or tortuous act of any person with whom any moneys, securities or effects shall be deposited, or for any loss occasioned by any error of judgment, omission, default, or oversight on his or her part, or for any other loss, damage, or misfortune whatever which shall happen in relation to the execution of the duties of his or her office, provided that such provisions shall not extend to any matter which would render any of them void under the Companies Act.

There are provisions in our bye-laws that may require certain of our non-U.S. shareholders to sell their shares to Lazard Ltd or to a third party.

Our bye-laws provide that if its board of directors determines that it or any of its subsidiaries do not meet, or in the absence of repurchases of shares will fail to meet, the ownership requirements of a limitation on benefits article of any bilateral income tax treaty with the U.S. applicable to us, and that such tax treaty would provide material benefits to Lazard Ltd or any of its subsidiaries, it generally has the right, but not the obligation, to repurchase at fair market value (as determined in the good faith discretion of our board of directors) shares of our common stock from any shareholder who beneficially owns more than 0.25% of the outstanding shares of our common stock and who fails to demonstrate to our satisfaction that such shareholder is either (a) a U.S. citizen or (b) a qualified resident of the U.S. or the other contracting state of the applicable tax treaty (as determined for purposes of the relevant provision of the limitation on benefits article of such treaty). IXIS is not subject to this repurchase right with respect to the aggregate number of shares it acquired pursuant to the IXIS placements.

The number of shares that may be repurchased from any such shareholder will equal the product of the total number of shares that Lazard Ltd reasonably determines to purchase to ensure ongoing satisfaction of the limitation on benefits article of the applicable tax treaty, multiplied by a fraction, the numerator of which is the number of shares beneficially owned by such shareholder (other than the aggregate number of shares IXIS acquired pursuant to the IXIS placements), and the denominator of which is the total number of shares (reduced by the aggregate number of shares IXIS acquired pursuant to the IXIS placements) beneficially owned by such shareholders subject to this repurchase right.

Instead of exercising the repurchase right described above, Lazard Ltd will have the right, but not the obligation, to cause the transfer to, and procure the purchase by, any U.S. citizen or a qualified resident of the U.S. or the other contracting state of the applicable tax treaty (as determined for purposes of the relevant provision of the limitation on benefits article of such treaty) of the number of outstanding shares beneficially owned by any shareholder that are otherwise subject to repurchase under our bye-laws as described above, at fair market value (as determined in the good faith discretion of our board of directors).

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the information incorporated herein by reference includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We have made statements under the captions “Prospectus Supplement Summary” and “Risk Factors” and in other sections of this prospectus supplement and in the information incorporated by reference in this prospectus supplement that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” and the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks and uncertainties outlined in “Risk Factors” or incorporated by reference, in this prospectus supplement, including the following:

•	a decline in general economic conditions or the global financial markets,

•	losses caused by financial or other problems experienced by third parties,

•	losses due to unidentified or unanticipated risks,

•	a lack of liquidity, i.e., ready access to funds, for use in our businesses, and

•	competitive pressure.

These risks and uncertainties are not exhaustive. Other sections of this prospectus supplement may include additional factors which could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this prospectus supplement to conform our prior statements to actual results or revised expectations and we do not intend to do so.

Forward-looking statements include, but are not limited to, statements about the:

•	business’ possible or assumed future results of operations and operating cash flows,

•	business’ strategies and investment policies,

•	business’ financing plans and the availability of short-term borrowing,

•	business’ competitive position,

•	potential growth opportunities available to our businesses,

•	recruitment and retention of our managing directors and employees,

•	target levels of compensation,

•	business’ potential operating performance, achievements, productivity improvements, efficiency and cost reduction efforts,

•	likelihood of success and impact of litigation,

•	expected tax rate,

•	changes in interest and tax rates,

•	expectation with respect to the economy, securities markets, the market for mergers and acquisitions activity, the market for asset management activity and other industry trends,

•	effects of competition on our business, and

•	impact of future legislation and regulation on our business.

Lazard is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, we use websites to convey information about our businesses, including the anticipated release of quarterly financial results, quarterly financial, statistical and business-related information, and the posting of updates of AUM in various mutual funds, hedge funds and other investment products managed by LAM and its subsidiaries. Monthly updates of these funds are posted to the LAM website (http://www.lazardnet.com) by the 3rd business day following the end of each month. Investors can link to Lazard Ltd, Lazard Group and their operating company websites through http://www.lazard.com. Our websites and the information contained on those sites, or connected to those sites, are not incorporated into this prospectus supplement, and you should not rely on any such information in making your decision whether to purchase our securities.

USE OF PROCEEDS

We estimate that the net proceeds from this offering from sales of common stock offered by us, after deducting estimated fees and expenses and the underwriting discount, will be approximately $262 million. For the purpose of estimating net proceeds, we are assuming that the offering price will be $45.79 per share (the last reported sale price of our common stock as reported on The New York Stock Exchange on November 20, 2006). If we were to price the offering at $43.50 per share, a price 5% below the last sale price reported on The New York Stock Exchange on November 20, 2006, we estimate that we would receive net proceeds of $249 million, assuming the total number of shares offered by us remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. If we were to price the offering at $48.08 per share, a price 5% above the last sales price reported on the NYSE on November 20, 2006, we estimate that we would receive net proceeds of $275 million, assuming the total number of shares offered by us remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering for expansion of our Asset Management business through acquisitions and by seeding new investment products, including merchant banking investments, for expansion of our Financial Advisory practice by geography and adjacent businesses, through acquisitions and investments, for other strategic acquisitions or investments, for possible future repayment of indebtedness and for general corporate purposes.

We will not receive any net proceeds from the sales of common stock offered by the selling shareholders. We have agreed to pay the offering expenses of the selling shareholders. The selling shareholders will pay the underwriting discounts and commissions and custodial fees applicable to the shares that they sell.

PRICE RANGE AND DIVIDEND POLICY OF OUR COMMON STOCK

Price Range of Our Common Stock

Our common stock is traded in The New York Stock Exchange under the symbol “LAZ.” There is no public trading market for our Class B common stock which is held by LAZ-MD Holdings. The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per share of our Class A common stock, as reported in the consolidated transaction reporting system, and the quarterly dividends declared since the equity public offering in May 2005.

	Sales Price		Dividends per Share of Common Stock
	High	Low
2006
Fourth quarter (until November 20, 2006)	$46.03	$38.15	$ .09*
Third quarter	$42.05	$33.75	$ .09
Second quarter	$48.90	$35.22	$ .09
First quarter	$46.06	$31.00	$ .09

2005
Fourth quarter	$32.70	$23.82	$ .09
Third quarter	$26.03	$22.51	$.052**
Second quarter (since May 4, 2005)	$25.24	$20.40	$ —

*	Payable on November 30, 2006.
**	This dividend was declared based on second quarter results and was paid on August 31, 2005. It was prorated for the portion of the second quarter subsequent to the date of the equity public offering based on an expected regular quarterly dividend of approximately $0.09 per share.

As of November 20, 2006, there were approximately 27 holders of record of our common stock. This does not include the number of shareholders that hold shares in “street-name” through banks or broker-dealers.

On November 20, 2006, the last reported sales price for our common stock on the New York Stock Exchange was $45.79 per share.

Dividend Policy

Subject to compliance with applicable law, we currently intend to declare quarterly dividends on all outstanding shares of our common stock. The Class B common stock is not entitled to dividend rights.

In February, May, August and October of 2006, our board of directors declared a dividend of $.09 per share, which was paid or will be paid on February 28, 2006, May 31, 2006, August 31, 2006 and November 30, 2006, respectively, to shareholders of record as of February 17, 2006, May 19, 2006, August 11, 2006 and November 10, 2006, respectively.

The declaration of any dividends and, if declared, the amount of any such dividend, will be subject to the actual future earnings, cash flow and capital requirements of our company, to the amount of distributions to us from Lazard Group and to the discretion of our board of directors. Our board of directors will take into account:

•	general economic and business conditions,

•	the financial results of our company and Lazard Group,

•	capital requirements of the Company and our subsidiaries (including Lazard Group),

•	contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our shareholders or by our subsidiaries (including Lazard Group) to us, and

•	such other factors as our board of directors may deem relevant.

We are a holding company and have no direct operations. As a result, we depend upon distributions from Lazard Group to pay any dividends. We expect to continue to cause Lazard Group to pay distributions to us in order to fund any such dividends, subject to applicable law and the other considerations discussed above. In addition, as managing directors and other members of LAZ-MD Holdings convert their interests into shares of our common stock, the number of our outstanding shares will increase, thereby diluting each shareholder’s proportional interests in the excess cash held by us to the extent that we retain excess cash balances or acquire additional assets with excess cash balances. For a discussion of Lazard Group’s distribution policy, see “The Separation and Recapitalization Transactions and the Lazard Organizational Structure” in our S-1 Registration Statement. Further, except under specific circumstances, the declaration and payment of dividends will be prohibited if certain contract adjustment payments in respect of the ESUs are deferred. See “Description of the Equity Security Units—The Purchase Contracts” in our and Lazard Group’s ESU Registration Statement.

Additionally, we are subject to Bermuda legal constraints that may affect our ability to pay dividends on our common stock and make other payments. Under the Companies Act, we may declare or pay a dividend out of distributable reserves only if we have reasonable grounds for believing that we are, or would after the payment be, able to pay our liabilities as they become due and if the realizable value of our assets would thereby not be less than the aggregate of our liabilities and issued share capital and share premium accounts.

DILUTION

As of September 30, 2006, our net tangible book value was approximately $(730) million, or approximately $(7.34) per share of our common stock. Net tangible book value per share of common stock represents total consolidated tangible assets less total consolidated liabilities, divided by the aggregate number of shares of our common stock outstanding, assuming the exchange of all current Lazard Group common membership interests and excluding 115,000 shares of our common stock held by Lazard Group as of September 30, 2006 or 99,487,116 shares of common stock. Shares of our common stock outstanding do not include shares of common stock that may be awarded in the future under our 2005 Equity Incentive Plan. Except as described below, shares of common stock outstanding also do not include shares issuable upon settlement of the purchase contracts issued in connection with the ESU offering or the IXIS ESU placement or shares issuable or otherwise deliverable upon conversion of the $150 million subordinated convertible note held by Intesa. After giving effect to the issuance of shares of common stock in this offering, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value as of September 30, 2006 would have been approximately $(468) million, or $(4.44) per share of common stock. This represents an immediate dilution to new investors in our common stock of approximately $50.23 per share.

The following table illustrates the per share dilution (assuming that the underwriters do not exercise their over-allotment option, in whole or in part):

Assumed public offering price per share based on the last reported sale price of our common stock on The New York Stock Exchange, as of November 20, 2006		$45.79
Net tangible book value per share as of September 30, 2006	$(7.34)
Increase in pro forma net tangible book value per share attributable to the sale of shares in this offering	2.90

Pro forma net tangible book value per share after giving effect to this offering		(4.44)

Pro forma dilution per share to new investors assuming full exchange of all Lazard Group common membership interests held by LAZ-MD Holdings into shares of our common stock		$50.23

If the underwriters’ over-allotment option is exercised in full, the pro forma net tangible book value per share of common stock would be approximately $(3.62) per share and the dilution in pro forma net tangible book value per share of common stock to new investors would be $49.41 per share.

If the shares of common stock issuable upon settlement of the purchase contracts issued in connection with the ESU offering and the IXIS ESU placement had been issued upon closing of this offering, we estimate that our pro forma net tangible book value per share as of September 30, 2006, after giving effect to this offering and such issuance of shares, would have been $(0.25) per share (or $0.40 per share if the underwriters’ over-allotment option for this offering had been exercised in full). This calculation is based on the maximum ($30.00) price per share of common stock that holders of the purchase contracts will pay upon settlement of the purchase contracts, assuming no adjustments are made to the applicable settlement rate as a result of anti-dilution provisions or otherwise. Because the closing price of our common stock has been above the maximum price of $30.00 for the last 20 trading days prior to this filing, the maximum price per share was used.

A 5% decrease in the assumed offering price would decrease our pro forma net tangible book value after this offering by $13 million, our pro forma net tangible book value per share after this offering by $0.13 and dilution in pro forma net tangible book value per share to new investors by $2.16, assuming the total number of shares offered by us remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

A 5% increase in the assumed offering price would increase our pro forma net tangible book value after this offering by $13 million, our pro forma net tangible book value per share after this offering by $0.13 and dilution in pro forma net tangible book value per share to new investors by $2.16, assuming the total number of shares offered by us remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2006, reflecting:

•	the historical consolidated capitalization of Lazard Ltd,

•	the pro forma consolidated capitalization of Lazard Ltd, as adjusted, after giving effect to this offering based on the last reported sale price of our common stock on the New York Stock Exchange as of November 20, 2006, and after deducting underwriting discounts and commissions and estimated expenses payable in connection with this offering, assuming that the underwriters do not exercise their over-allotment option, in whole or in part.

This table should be read in conjunction with the condensed consolidated financial statements and related notes included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006.

	As of September 30, 2006
	Historical	Pro Forma For The Offering(a)
	($ in thousands)
Notes payable:
Revolving credit agreement	$—	$—
Other	12	12
Capital lease obligations	24,690	24,690
Lazard Group senior notes	550,000	550,000
Lazard Group senior notes underlying equity security units	437,500	437,500
Lazard Group senior promissory note	96,000	96,000
Subordinated loans:
Convertible debt	150,000	150,000
Other	50,000	50,000
Minority interest	43,361	43,361
Stockholders’ deficiency:
Common stock, $0.01 par value per share, 500,000,000 shares authorized, 37,503,668 shares outstanding as of September 30, 2006 and 49,503,668 shares outstanding on a pro forma basis, as adjusted for this offering	375	495
Additional paid-in capital(b)	(795,966)	(534,174)
Accumulated other comprehensive income (loss), net of tax	(8,066)	(8,066)
Retained earnings	94,534	94,534

	(709,123)	(447,211)
Less—Class A common stock held by Lazard Group at cost (115,000 shares at September 30, 2006)	(4,179)	(4,179)

Total Stockholders’ Deficiency	(713,302)	(451,390)

Total Minority Interest and Stockholders’ Deficiency	(669,941)	(408,029)

Total Capitalization	$638,261	900,173

(a)	A 5% decrease or increase in the assumed offering price would result in an approximately $13 million decrease or increase in each of pro forma additional paid-in capital, pro forma total minority interest and stockholders’ deficiency and pro forma total capitalization, assuming the total number of shares offered by us remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

(b)	Minority interest attributable to LAZ-MD Holdings’ approximate 62.3% ownership of Lazard Group’s common membership interests on an historical basis and 53.1% on a pro forma basis is reflected as a reduction of our additional paid-in capital rather than minority interest since such minority interest is negative.

BUSINESS

We are a preeminent international financial advisory and asset management firm that has long specialized in crafting solutions to the complex financial and strategic challenges of our clients. We serve a diverse set of clients around the world, including corporations, partnerships, institutions, governments and high-net worth individuals. The first Lazard partnership was established in 1848. Over time we have extended our activities beyond our roots in New York, Paris and London. We operate today from 29 cities in key business and financial centers across 16 countries throughout Europe, North America, Asia, Australia and South America. We focus primarily on two businesses, Financial Advisory and Asset Management. We believe that the mix of our activities across business segments, geographic regions, industries and investment strategies helps to diversify and stabilize our revenue stream.

Principal Business Lines

Our business is organized around two segments: Financial Advisory and Asset Management.

Financial Advisory

We offer corporate, partnership, institutional, government and individual clients across the globe a wide array of financial advisory services regarding mergers and acquisitions, restructurings and various other corporate finance matters. We focus on solving our clients’ most complex problems, providing advice to senior management, boards of directors and business owners of prominent companies and institutions in transactions that typically are of significant strategic and financial importance to them.

Our goal is to continue to grow our Financial Advisory business by fostering long-term, senior level relationships with existing and new clients as their independent advisor on strategic transactions. We seek to build and sustain long-term relationships with our clients rather than focusing on individual transactions, a practice that we believe enhances our access to senior management of major corporations and institutions around the world. We emphasize providing clients with senior level attention during all phases of transaction execution.

While we strive to earn repeat business from our clients, we operate in a highly competitive environment in which there are no long-term contracted sources of revenue. Each revenue-generating engagement is separately negotiated and awarded. To develop new client relationships, and to develop new engagements from historical client relationships, we maintain an active dialogue with a large number of clients and potential clients, as well as with their financial and legal advisors, on an ongoing basis. We have gained a significant number of new clients each year through our business development initiatives, through recruiting additional senior investment banking professionals who bring with them client relationships and through referrals from directors, attorneys and other third parties with whom we have relationships. At the same time, we lose clients each year as a result of the sale or merger of a client, a change in a client’s senior management, competition from other investment banks and other causes.

For the years ended December 31, 2005, 2004 and 2003, Financial Advisory net revenue totaled $865 million, $655 million and $691 million, respectively and $671 million for the nine month period ended September 30, 2006, accounting for 66%, 60%, 66% and 66%, respectively, of our consolidated net revenue for the periods. We earned advisory revenue from 484 clients, 435 clients and 370 clients for the years ended December 31, 2005, 2004 and 2003, respectively, and from 377 clients for the nine month period ended September 30, 2006. We earned $1 million or more from 184 clients, 136 clients and 137 clients for the years ended December 31, 2005, 2004 and 2003, respectively, and from 144 clients for the nine month period ended September 30, 2006. For the years ended December 31, 2005, 2004 and 2003 the ten largest fee paying clients constituted 20%, 25% and 30% of our segment net revenue, respectively, with no client individually having constituted more than 10% of segment net revenue during any of these years. For the nine month period ended September 30, 2006, the ten largest fee paying clients constituted 25% of our segment net revenue. For the years ended December 31, 2005, 2004 and 2003, Financial Advisory reported operating income of $276 million, $212 million and $311 million, respectively, and $173 million for the nine month period ended September 30, 2006, although, as noted previously, results of operations for periods prior to May 10, 2005 are not comparable to results of operations for subsequent periods. At December 31, 2005, 2004 and 2003, Financial Advisory had total assets of $337 million, $380 million, and $339 million, respectively, and as of September 30, 2006 had total assets of $364 million.

We believe that we have been pioneers in offering financial advisory services on an international basis, with the establishment of our New York, Paris and London offices dating back to the nineteenth century. We maintain major local presences in the U.S., the U.K., France and Italy, including a network of regional branch offices in the U.S. and France, as well as presences in Australia, Canada, Germany, Hong Kong, India, Japan, the Netherlands, Sweden, Singapore, South Korea, Spain and mainland China. During 2004, we also entered into a joint venture with Signatura Advisory, called Signatura Lazard, which provides local and cross-border financial services in Brazil, and into a strategic alliance with MBA Banco de Inversiones regarding the provision of cross-border advisory services to institutions investing in companies in Argentina and to Argentine companies investing abroad.

In addition to seeking business centered in these locations, we historically have focused in particular on advising clients with respect to cross-border transactions. We believe that we are particularly well known for our legacy of offering broad teams of professionals who are indigenous to their respective regions and who have long-term client relationships, capabilities and know-how in their respective regions. We also believe that this positioning affords us insight around the globe into key industry, economic, government and regulatory issues and developments, which we can bring to bear on behalf of our clients.

Services Offered

We advise clients on a wide range of strategic and financial issues. When we advise companies in the potential acquisition of another company or certain assets, our services include evaluating potential acquisition targets, providing valuation analyses, evaluating and proposing financial and strategic alternatives and rendering, if appropriate, fairness opinions. We also may advise as to the timing, structure, financing and pricing of a proposed acquisition and assist in negotiating and closing the acquisition. In addition, we may assist in implementing an acquisition by acting as a dealer-manager if the acquisition is structured as a tender or exchange offer.

When we advise clients that are contemplating the sale of certain businesses, assets or their entire company, our services include advising on the appropriate sales process for the situation, valuation issues, assisting in preparing an offering memorandum or other appropriate sales materials and rendering, if appropriate, fairness opinions. We also identify and contact selected qualified acquirors and assist in negotiating and closing the proposed sale. As appropriate, we also advise our clients regarding financial and strategic alternatives to a sale including recapitalizations, spin-offs, carve-outs, split-offs and tracking stocks. Our advice includes recommendations with respect to the structure, timing and pricing of these alternatives.

For companies in financial distress, our services may include reviewing and analyzing the business, operations, properties, financial condition and prospects of the company, evaluating debt capacity, assisting in the determination of an appropriate capital structure and evaluating and recommending financial and strategic alternatives. If appropriate, we may provide financial advice and assistance in developing and seeking approval of a restructuring or reorganization plan, which may include a plan of reorganization under Chapter 11 of the U.S. Bankruptcy Code or other similar court administered process in non-U.S. jurisdictions. In such cases, we may assist in all aspects of the implementation of such a plan, including advising and assisting in structuring and effecting the financial aspects of a sale or recapitalization, structuring any new securities, exchange offers, other considerations or other inducements to be offered or issued and assisting and participating in negotiations with affected entities or groups.

When we assist clients in raising private or public market financing, our services include originating and executing private placements of equity, debt and related securities, assisting clients in connection with securing, refinancing or restructuring bank loans, originating public underwritings of equity, debt and convertible securities and originating and executing private placements of partnership and similar interests in alternative investment funds such as leveraged buyout, mezzanine or real estate focused funds. In addition, we may advise on capital structure and assist in long-range capital planning and rating agency relationships.

Pursuant to the business alliance agreement we entered into with LFCM Holdings in connection with the separation, LFCM Holdings generally underwrites and distributes U.S. securities offerings originated by our Financial Advisory business in a manner intended to be similar to our practice prior to the separation, with revenue from such offerings generally continuing to be divided evenly between Lazard Group and LFCM Holdings.

Staffing

We staff our assignments with a team of quality professionals with appropriate product and industry expertise. We pride ourselves on, and we believe we are differentiated from our competitors by, being able to offer a relatively high level of attention from senior personnel to our clients and organizing ourselves in such a way that managing directors who are responsible for securing and maintaining client relationships also actively participate in providing related transaction execution services. Our managing directors have significant experience, and many of them are able to use this experience to advise on both mergers and acquisitions and restructuring transactions, depending on our clients’ needs. Many of our managing directors and senior advisors come from diverse backgrounds, such as senior executive positions at corporations, government, law and strategic consulting, which we believe enhances our ability to offer sophisticated advice and custom solutions to our clients.

Industries Served

We seek to offer our services across most major industry groups, including, in many cases, sub-industry specialties. Our mergers and acquisitions managing directors and professionals are organized to provide advice in the following major industry practice areas:

•	consumer,

•	financial institutions,

•	financial sponsors,

•	healthcare and life sciences,

•	industrial,

•	power and energy,

•	real estate, and

•	technology, media and telecommunications.

These groups are managed locally in each relevant geographic region and are coordinated on a global basis, which allows us to bring local industry-specific knowledge to bear on behalf of our clients on a global basis. We believe that this enhances the quality of advice that we can offer, which improves our ability to market our capabilities to clients.

In addition to our mergers and acquisitions and financial restructuring practices, we also maintain specialties in the following distinct practice areas:

•	government advisory,

•	fund raising for alternative investment funds, and

•	corporate finance.

We endeavor to coordinate the activities of the professionals in these areas with our mergers and acquisitions industry specialists in order to offer clients customized teams of cross-functional expertise spanning both industry and practice area know-how.

Strategy

Since January 2002, when new senior management joined our firm, our focus in our Financial Advisory business has been on:

•	making a significant investment in our intellectual capital with the addition of many senior professionals who we believe have strong client relationships and industry expertise. We have recruited or promoted 77 of our current Financial Advisory managing directors from January 2002 through September 30, 2006, contributing to a 42% increase, net of departures over that period,

•	increasing our contacts with existing clients to further enhance our long-term relationships and our efforts in developing new client relationships,

•	expanding the breadth and depth of our industry expertise in areas such as media and general industrials and adding new practice areas such as power and energy and fund-raising for alternative investment funds,

•	coordinating our industry specialty activities on a global basis and increasing the integration of our industry experts with our Financial Restructuring professionals, and

•	broadening our geographic presence by adding new offices in the Netherlands (Amsterdam), Canada (Toronto), Australia (Sydney) and mainland China (Beijing), as well as three new regional offices in the U.S. (Atlanta, Houston and Los Angeles) and entering into new strategic alliances in two new geographies (Argentina and Brazil).

We made these investments during a period of financial market weakness, when many of our competitors were reducing senior staffing, which positioned us to capitalize more fully on the recovery in the financial services industry.

In addition to the expansion of our Financial Advisory team, we believe that the following external market factors may enable our Financial Advisory practice to benefit from future growth in the global mergers and acquisitions advisory business:

•	increasing demand for independent, unbiased financial advice, and

•	a potential increase in cross-border mergers and acquisitions and large capitalization mergers and acquisitions, two of our areas of historical specialization.

Going forward, our strategic emphasis in our Financial Advisory business is to leverage the investments we have made in recent years to grow our business and drive our productivity. While we will continue opportunistically to attract outstanding individuals to this practice, we anticipate that our recent managing director expansion program is now substantially complete.

We routinely reassess our strategic position and may in the future seek acquisitions or other transactions, including the opportunistic hiring of new employees, to further enhance our competitive position.

Relationship with IXIS

In April 2004, Lazard Group and IXIS entered into a cooperation arrangement to place and underwrite securities on the French equity primary capital markets under a common brand, “Lazard-Ixis,” and cooperate in their respective origination, syndication and placement activities. This cooperation covers French listed companies exceeding a market capitalization of €500 million. On March 15, 2005, Lazard Group and IXIS expanded this arrangement into an exclusive arrangement within France. The cooperation arrangement also provides for an alliance in real estate advisory work with the objective of establishing a common brand for advisory and financing operations within France. It also adds an exclusive mutual referral cooperation arrangement, subject to the fiduciary duties of each firm, with the goal of referring clients from Lazard Group to IXIS for services relating to corporate banking, lending, securitizations and derivatives within France and from IXIS to Lazard Group for mergers and acquisitions advisory services within France. This expanded cooperation arrangement has an initial term of three years through May 10, 2008.

In connection with the cooperation arrangement, Lazard Group and IXIS have developed a business plan to promote mutual revenue production and sharing relating to the cooperation activities. As part of that plan, revenue from the various activities subject to the cooperation arrangement is credited towards a target weighted revenue number (the “Notional Reserve”) of €20 million (which the parties may agree to reduce if aspects of the cooperation do not take place), calculated by applying varying percentages depending on the source of the revenue plus the underwriting commissions received by IXIS for the ESUs. If at the end of the initial term of the cooperation arrangement (a) the sum of that calculation is less than the Notional Reserve, (b) the cooperation arrangement is not renewed and (c) our common stock price fails to exceed $25 per share for a specified period, Lazard Group or its affiliate will pay IXIS or one of its affiliates the difference between the Notional Reserve and the sum of (1) the weighted revenue credits and (2) any gain IXIS has realized on a sale of its investment in our securities prior to the end of the initial term of the arrangement. The level of this potential payment would depend, among other things, on the level of revenue generated by the cooperation activities. The potential payment is limited, as of September 30, 2006, to a maximum of approximately €8 million (subject to further reduction in certain circumstances) which would only occur if the cooperation activities generate no revenue over the course of the remaining initial period of such activities and the other conditions noted above have not been met.

Asset Management

Our Asset Management business provides investment management and advisory services to institutional clients, financial intermediaries, private clients and investment vehicles around the world. Our goal in our Asset Management business is to produce superior risk-adjusted investment returns and provide investment solutions customized for our clients. Many of our equity investment strategies share an investment philosophy that centers on fundamental security selection with a focus on the trade-off between a company’s valuation and its financial productivity.

As of September 30, 2006, total assets under management (“AUM”) were $99.3 billion, approximately 82% of which was invested in equities, 11% in fixed income, 4% in alternative investments, 2% in cash and 1% in merchant banking funds. As of the same date, approximately 56% of our AUM was invested in international (i.e., non-U.S. and regional non-U.S.) investment strategies, 25% was invested in global investment strategies and 19% was invested in U.S. investment strategies, and our top ten clients and third-party relationships accounted for 25% of total AUM. Approximately 82% of our AUM as of that date was managed on behalf of institutional clients, including corporations, labor unions, public pension funds, insurance companies and banks, and through sub-advisory relationships, mutual fund sponsors, broker-dealers and registered advisors. Approximately 18% of AUM as of September 30, 2006 was managed on behalf of individual client relationships, which are principally with family offices and high-net worth individuals.

The charts below illustrates the mix of our AUM as of September 30, 2006, measured by broad product strategy and by office location.

AUM BY PRODUCT	AUM BY OFFICE LOCATION

For the years ended December 31, 2005, 2004 and 2003, Asset Management net revenue totaled $466 million, $417 million and $350 million, respectively, and $377 million for the nine month period ended September 30, 2006, accounting for 36%, 38%, 33% and 37%, respectively, of our consolidated net revenue for the periods. During the same periods, Asset Management reported operating income of $116 million, $135 million and $110 million and $82 million, respectively, although as noted previously results of operations for periods prior to May 10, 2005 are not comparable to results of operations for subsequent periods. At December 31, 2005, 2004 and 2003, Asset Management had $308 million, $245 million, and $199 million in total assets, respectively, and at September 30, 2006 had total assets of $331 million.

LAM and LFG

Our largest Asset Management subsidiaries are Lazard Asset Management LLC (“LAM”) with offices in New York, San Francisco, Minneapolis, London, Milan, Frankfurt, Hamburg, Tokyo, Sydney and Seoul (aggregating $87.7 billion in total AUM as of September 30, 2006), and Lazard Frères Gestion (“LFG”), headquartered in Paris (aggregating $10.8 billion in total AUM as of September 30, 2006). These operations, with 646 employees as of September 30, 2006, provide our business with a global presence and local identity.

Primary distinguishing features of these operations include:

•	a global footprint with global research, global mandates and global clients,

•

a broad-based team of approximately 200 investment professionals at September 30, 2006: LAM has approximately 170 investment professionals, which includes approximately 60 focused, in-house, investment analysts across all products and platforms, approximately 30 of whom are on our global research platform, many of whom have substantial industry or sector specific expertise, and LFG has approximately 30 investment professionals, including eight investment analysts,

•	a security selection-based investment philosophy applied across products analysis,

•	worldwide brand recognition and multi-channel distribution capabilities, and

•	a substantial equity participation in LAM held by a broad group of key employees.

Our Investment Philosophy, Process and Research.    Our investment philosophy is generally based upon a fundamental security selection approach to investing. Across many of our products, we apply three key principles to investment portfolios:

•	select securities, not markets,

•	find relative value, and

•	manage risk.

In searching for equity investment opportunities, our investment professionals generally follow an investment process that incorporates several interconnected components that may include:

•	analytical framework analysis and screening,

•	accounting validation,

•	fundamental analysis,

•	security selection and portfolio construction, and

•	risk management.

At LAM, we conduct investment research on a global basis, to develop market, industry and company specific insight. Approximately 60 investment analysts, located in our worldwide offices, conduct research and evaluate investment opportunities around the world across all products and platforms. The LAM global research platform is organized around six global industry sectors:

•	consumer goods,

•	financial services,

•	health care,

•	industrials,

•	power, and

•	technology, media and telecommunications.

Our analysts recommend companies to portfolio managers and work with them on an ongoing basis to make buy and sell decisions.

At LFG, eight investment analysts conduct research and evaluate investment opportunities, primarily focused on large capitalization European companies.

Investment Strategies.    Our Asset Management business provides equity, fixed income and cash management and alternative investment strategies to clients, paying close attention to clients’ varying and expanding investment needs. We offer the following product platform of investment strategies:

	Global	Regional	Domestic
Equities

Global

Large Capitalization

Small Capitalization

Emerging Markets

Thematic

Convertibles*

Infrastructure

EAFE (Non-U.S.)

Large Capitalization

Small Capitalization

Multi-Capitalization

Global Ex

Global Ex-U.K.

Global Ex-Japan

Global Ex-Australia

Pan-European Large Capitalization Small Capitalization Eurozone Large Capitalization** Small Capitalization** Continental European Small Cap Multi Cap Eurozone (i.e., Euro Bloc) Euro-Trend (Thematic)

U.S.

Large Capitalization**

Mid Capitalization

Small Capitalization

Multi-Capitalization

Other

U.K. (Large Capitalization)

U.K. (Small Capitalization)

Australia

France (Large Capitalization)*

France (Small Capitalization)*

Japan**

Korea

Fixed Income and Cash Management	Global Core Fixed Income High Yield Short Duration	Pan-European Core Fixed Income High Yield Cash Management* Eurozone Fixed Income** Cash Management* Corporate Bonds**	U.S. Core Fixed Income High Yield Short Duration Municipals Cash Management* Non-U.S. U.K. Fixed Income

Alternative	Global Global Opportunities (Long/Short) Fund of Hedge Funds Fund of Closed-End Funds (Long and Long/Short)	Regional European Explorer (Long/Short) Emerging Income Japan (Long/Short)

All of the above strategies are offered by LAM, except for those denoted by *, which are offered exclusively by LFG. Investment strategies offered by both LAM and LFG are denoted by **.

In addition to the primary investment strategies listed above, we also provide locally customized investment solutions to our clients. In many cases, we also offer both diversified and more concentrated versions of our products. These products are generally offered on a separate account basis, as well as through pooled vehicles.

Distribution.    We distribute our products through a broad array of marketing channels on a global basis. LAM’s marketing, sales and client service efforts are organized through a global market delivery and service network, with distribution professionals located in New York, San Francisco, London, Milan, Frankfurt, Hamburg, Tokyo, Sydney and Seoul. We have developed a well-established presence in the institutional asset management arena, managing money for corporations, labor unions and public pension funds around the world. In addition, we manage assets for insurance companies, savings and trust banks, endowments, foundations and charities.

We also have become a leading firm in third-party distribution, managing mutual funds and separately managed accounts for many of the world’s largest broker-dealers, insurance companies, registered advisors and other financial intermediaries. In the area of wealth management, we cater to family offices and private clients.

LFG markets and distributes its products through 14 sales professionals based in France who target directly both individual and institutional investors.

The managing directors of LAM and other key LAM employees hold LAM equity units, which entitle their holders to payments in connection with selected fundamental transactions affecting Lazard Group or LAM. For more information regarding these rights see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K.

Merchant Banking

Lazard Group has a long history of making merchant banking investments with its own capital, usually alongside capital of qualified institutional and individual investors. These activities typically are organized in funds that make substantial or controlling investments in private or public companies, generally through privately negotiated transactions and with a view to divestment within two to seven years. While potentially risky and frequently illiquid, such investments when successful can yield investors substantial returns on capital and generate attractive management and performance fees for the sponsor of such funds.

As a part of the separation, we transferred to LFCM Holdings all of our merchant banking fund management activities, except for FPG, our merchant banking business in France, which is regulated as part of our Paris-based banking affiliate, Lazard Frères Banque SA (“LFB”). We also transferred to LFCM Holdings principal investments by Lazard Group in the funds managed as part of the separated businesses, while we retained our investment in our French merchant banking funds.

LFCM Holdings operates the merchant banking business transferred to it in the separation. Consistent with Lazard Group’s intent to support the development of the merchant banking business, including investing capital in future funds to be managed or formed by the merchant banking subsidiary of LFCM Holdings, and in order to benefit from what we believe to be the potential of this business, Lazard Group will be entitled to receive from LFCM Holdings all or a portion of the payments from the incentive fees attributable to these funds (net of compensation payable to investment professionals who manage these funds) pursuant to the business alliance agreement between us and LFCM Holdings. In addition, pursuant to the business alliance agreement, we have an option to acquire the merchant banking business owned by LFCM Holdings and have the right to participate in the oversight of LFCM Holdings’ funds and consent to certain actions. We will continue to abide by our obligations with respect to transferred funds and agreed not to compete with LFCM Holdings’ merchant banking business during the duration of our option to acquire this business. From time to time we have considered exercising the option to acquire the merchant banking business and have had preliminary conversations with LFCM Holdings in that regard.

As of September 30, 2006, FPG, Lazard Group’s merchant banking business in France, with 10 employees, consisted of a group of private equity funds and an affiliated management company with approximately $850 million of AUM. Lazard Group’s investments in these funds totaled approximately $4 million as of September 30, 2006. On February 25, 2005, Lazard Group formed Corporate

Partners II, Limited, a new private equity fund with $1 billion of institutional capital commitments and a $100 million capital commitment from us, the principal portion of which may require funding, at any time through 2010. As of September 30, 2006, Lazard Group has contributed $1.3 million of its capital commitment, which is recorded as a long-term investment. Pursuant to the master separation and business alliance agreements entered into between Lazard Group and LFCM Holdings, this fund is managed by a subsidiary of LFCM Holdings, and Lazard Group retained a capital commitment to the fund and is entitled to receive the carried interest distributions made by the fund (other than the carried interest distributions made to investment professionals who manage the fund).

In July 2005, LFCM Holdings formed a new private equity fund, Lazard Senior Housing Partners LP, which closed with capital commitments of $201 million, including $10 million from us, the principal portion of which will require funding at any time through 2008. In connection with such capital commitment, Lazard has funded $2.2 million as of September 30, 2006.

Pursuant to the business alliance agreement, Lazard Group has certain other limited partner capital commitments to planned investment funds to be managed and controlled by LFCM Holdings, all of which commitments are contingent upon the formation of such investment funds. As of September 30, 2006 these capital commitments are as follows—Lazard Technology Partners III—10% of the total fund capital commitments, with a minimum and maximum commitment from Lazard Group of $15 million and $20 million, respectively; Lazard European Mid-Market Buyout Fund—10% of the total fund capital commitments, with a maximum capital commitment by Lazard Group of 50 million Euros; Lazard Structured Finance Investors LLC—$10 million. As of September 30, 2006, none of these investment funds has been formed and Lazard Group has not made any payment toward such contingent capital commitments.

Strategy

Our strategic plan in our Asset Management business is to focus on delivering superior investment performance and client service and broadening our product offerings and distribution in selected areas in order to continue to drive improved business results. In March 2004, we undertook a senior management transition at LAM to put in place the next generation of leadership and to better position the business to execute our strategic plan. Over the past several years, in an effort to improve LAM’s operations and expand our business, we have:

•	focused on enhancing our investment performance,

•	improved our investment management platform by adding a number of senior investment professionals (including portfolio managers and analysts),

•	strengthened our marketing capabilities by establishing a global consultant relations effort aimed at improving our relations with the independent consultants who advise many of our clients on the selection of investment managers,

•	expanded our product platform by “lifting-out” experienced portfolio managers to establish new products, and

•	launched new products such as several Japan long/short strategies, a Korean equities strategy and a global listed infrastructure strategy.

We believe that our Asset Management business has long maintained an outstanding team of portfolio managers and global research analysts. We intend to maintain and supplement our intellectual capital to achieve our goals. We routinely reassess our strategic position and may in the future seek acquisitions or other transactions, including the opportunistic hiring of new employees, in order to further enhance our competitive position. We also believe that our specific investment strategies, global reach, unique brand identity and access to multiple distribution channels will allow us to leverage into new investment products, strategies and geographic locations. In addition, we plan to expand our participation in merchant banking activities through investments in new and successor funds.

Employees

We believe that our people are our most important asset, and it is their reputation, talent, integrity and dedication that underpin our success. As of September 30, 2006, we employed 2,172 people, which includes 125 managing directors and 501 other professionals in our Financial Advisory segment and 43 managing directors and 285 other professionals in our Asset Management segment. We strive to maintain a work environment that fosters professionalism, excellence, diversity and cooperation among our employees worldwide. We utilize an evaluation process at the end of each year to measure performance, determine compensation and provide guidance on opportunities for improved performance. Generally, our employees are not subject to any collective bargaining agreements, except that our employees in certain of our European offices, including France and Italy, are covered by national, industry-wide collective bargaining agreements. We believe that we have good relations with our employees.

Competition

The financial services industry, and all of the businesses in which we compete, are intensely competitive, and we expect them to remain so. Our competitors are other investment banking and financial advisory firms, broker-dealers, commercial and “universal” banks, insurance companies, investment management firms, hedge fund management firms, merchant banking firms and other financial institutions. We compete with some of our competitors globally and with others on a regional, product or niche basis. We compete on the basis of a number of factors, including quality of people, transaction execution skills, investment track record, quality of client service, individual and institutional client relationships, absence of conflicts, range of products and services, innovation, brand recognition and business reputation.

While our competitors vary by country in our mergers and acquisitions practice, we believe our primary competitors in securing mergers and acquisitions advisory engagements are Bear Stearns, Citigroup, Credit Suisse, Deutsche Bank AG, Goldman, Sachs & Co., JPMorgan Chase, Lehman Brothers, Mediobanca, Merrill Lynch, Morgan Stanley, Rothschild and UBS. In our financial restructuring practice our primary competitors are The Blackstone Group, Greenhill & Co. and Rothschild.

We believe that our primary competitors in our Asset Management business include, in the case of LAM, Alliance Bernstein, AMVESCAP, Brandes Investment Partners, Capital Management & Research, Fidelity, Lord Abbett and Schroders and, in the case of LFG, Swiss private banks with offices in France as well as large institutional banks and fund managers. We face competition in merchant banking both in the pursuit of outside investors for our merchant banking funds and to acquire investments in attractive portfolio companies. We compete with hundreds of other funds, many of which are subsidiaries of or otherwise affiliated with large financial service providers.

Competition is also intense in each of our businesses for the attraction and retention of qualified employees, and we compete on the level and nature of compensation and equity-based incentives for key employees. Our ability to continue to compete effectively in our businesses will depend upon our ability to attract new employees and retain and motivate our existing employees.

In recent years there has been substantial consolidation and convergence among companies in the financial services industry. In particular, a number of large commercial banks, insurance companies and other broad-based financial services firms have established or acquired broker-dealers or have merged with other financial institutions. Many of these firms have the ability to offer a wider range of products than we offer, including loans, deposit taking, insurance and brokerage services. Many of these firms also have more extensive asset management and investment banking services, which may enhance their competitive position. They also have the ability to support investment banking and securities products with commercial banking, insurance and other financial services revenue in an effort to gain market share, which could result in pricing pressure in our businesses. This trend toward consolidation and convergence has significantly increased the capital base and geographic reach of our competitors.

Regulation

Our businesses, as well as the financial services industry generally, are subject to extensive regulation throughout the world. As a matter of public policy, regulatory bodies are charged with safeguarding the integrity of the securities and other financial markets and with protecting the interests of customers participating in those markets, not with protecting the interests of our stockholders or creditors. Many of our affiliates that participate in securities markets are subject to comprehensive regulations that include some form of capital structure regulations and other customer protection rules. In the U.S., certain of our subsidiaries are subject to such regulations promulgated by the SEC and/or the NASD. Standards, requirements and rules implemented throughout the European Union are broadly comparable in scope and purpose to the regulatory capital and customer protection requirements imposed under the SEC and NASD rules. European Union directives also permit local regulation in each jurisdiction, including those in which we operate, to be more restrictive than the requirements of such directives, and these sometimes burdensome local requirements can result in certain competitive disadvantages to us.

In the U.S., the SEC is the federal agency responsible for the administration of the federal securities laws. The exchanges, the NASD and the National Futures Association are voluntary, self-regulatory bodies composed of members, such as our broker-dealer subsidiaries, that have agreed to abide by the respective bodies’ rules and regulations. Each of these, and non-U.S. regulatory organizations, may examine the activities of, and may expel, fine and otherwise discipline, member firms and their employees. The laws, rules and regulations comprising this framework of regulation and the interpretation and enforcement of existing laws, rules and regulations are constantly changing. The effect of any such changes cannot be predicted and may impact the manner of operation and profitability of our company.

Our U.S. broker-dealer subsidiary, Lazard Frères & Co. LLC, through which we conduct our U.S. Financial Advisory business, is currently registered as a broker-dealer with the SEC, the NASD, and as a broker-dealer in all 50 states, the District of Columbia and Puerto Rico. As such, Lazard Frères & Co. LLC is subject to regulations governing effectively every aspect of the securities business, including the effecting of securities transactions, minimum capital requirements, record-keeping and reporting procedures, relationships with customers, experience and training requirements for certain employees and business procedures with firms that are not members of certain regulatory bodies. Lazard Asset Management Securities LLC, a subsidiary of LAM, also is registered as a broker-dealer with the SEC, the NASD and in all 50 states, the District of Columbia and Puerto Rico. Certain U.K. subsidiaries of Lazard Group, including Lazard & Co., Limited, Lazard Fund Managers Limited and Lazard Asset Management Limited, which we refer to in this prospectus supplement as, the “U.K. subsidiaries,” are regulated by the Financial Services Authority or “FSA.”

Lazard Frères SAS, our French subsidiary, is subject to regulation by the Comité de la Réglementation Bancaire et Financière for its banking activities, conducted though its affiliate, LFB. In addition, the investment services activities of the Paris group, exercised through LFB and other subsidiaries of Lazard Frères SAS, primarily LFG (asset management) and Fonds Partenaires Gestion (merchant banking), are subject to regulation and supervision by the Autorité des Marchés Financiers (“AMF”). Our business is also subject to regulation by non-U.S. governmental and regulatory bodies and self-regulatory authorities in other countries where we operate.

Our U.S. broker-dealer subsidiaries, including Lazard Frères & Co. LLC, are subject to the SEC’s uniform net capital rule, Rule 15c3-1, and the net capital rules of the NASD, which may limit our ability to make withdrawals of capital from our broker-dealer subsidiaries. The uniform net capital rule sets the minimum level of net capital a broker-dealer must maintain and also requires that a portion of its assets be relatively liquid. The NASD may prohibit a member firm from expanding its business or paying cash dividends if resulting net capital falls below its requirements. In addition, our broker-dealer subsidiaries are subject to certain notification requirements related to withdrawals of excess net capital. Our broker-dealer subsidiaries are also subject to regulations including the USA PATRIOT Act of 2001, which impose obligations regarding the prevention and detection of money-laundering activities, including the establishment of customer due diligence and other compliance policies and procedures. Failure to comply with these requirements may result in monetary, regulatory and, in certain cases, criminal penalties.

Certain of our Asset Management subsidiaries are registered as investment advisers with the SEC. As registered investment advisers, each is subject to the requirements of the Investment Advisers Act and the SEC’s regulations thereunder. Such requirements relate to, among other things, the relationship between an adviser and its advisory clients, as well as general anti-fraud prohibitions. LAM serves as an adviser to several mutual funds which are registered under the Investment Company Act. The Investment Company Act regulates, among other things, the relationship between a mutual fund and its investment adviser (and other service providers) and prohibits or severely restricts principal transactions between an adviser and its advisory clients, imposes record-keeping and reporting requirements, disclosure requirements, limitations on trades where a single broker acts as the agent for both the buyer and seller (known as “agency cross”), and limitations on affiliated transactions and joint transactions. Lazard Asset Management Securities LLC, a subsidiary of LAM, serves as the underwriter or distributor for mutual funds and hedge funds managed by LAM, and as an introducing broker to Lazard Capital Markets LLC for unmanaged accounts of LAM’s private clients.

In addition, the Japanese Ministry of Finance and the Financial Supervisory Agency in Japan, the Korean Financial Supervisory Commission in Korea, as well as Australian and German banking authorities, among others, regulate various of our operating entities and also have capital standards and other requirements comparable to the rules of the SEC.

Regulators are empowered to conduct administrative proceedings that can result in censure, fine, the issuance of cease-and-desist orders or the suspension or expulsion or other disciplining of a broker-dealer or its directors, officers or employees.

Over the past several years, European Union financial services regulators have taken steps to institute consolidated supervision over a wide range of financial services companies that conduct business in the European Union, even if their head offices are located outside of the European Union. Under the Financial Conglomerates Directive (2002/87/EC), we, along with a number of our competitors, were required to submit to consolidated supervision by a European Union financial services regulator commencing on January 1, 2005, unless we were already subject to “equivalent” supervision by another regulator. During 2004, the SEC issued final regulations establishing a consolidated supervision framework for investment banks. Under these regulations, we can voluntarily submit to a stringent framework of rules relating to group-wide capital levels, internal risk management control systems and regulatory reporting requirements. We have elected to become subject to consolidated supervision by the SEC and formally notified the SEC of our intention in December 2004.

We are unable at this time to accurately predict the impact that these regulations will have on our businesses and financial results. It is possible that these regulations may ultimately require that we increase our regulatory capital, which may adversely affect our profitability and result in other increased costs.

MANAGEMENT

Directors and Executive Officers

Set forth below is information concerning our directors and executive officers.

Name	Age	Position
Bruce Wasserstein	58	Chairman and Chief Executive Officer
Ronald J. Doerfler	65	Director
Steven J. Heyer	54	Director
Sylvia Jay	60	Director
Ellis Jones	52	Director
Vernon E. Jordan, Jr.	71	Senior Managing Director and Director
Anthony Orsatelli	55	Director
Hal S. Scott	62	Director
Michael J. Turner	58	Director
Michael J. Castellano	60	Managing Director and Chief Financial Officer
Steven J. Golub	60	Managing Director and Vice Chairman, Chairman of Financial Advisory Group
Scott D. Hoffman	43	Managing Director and General Counsel
Charles G. Ward, III	54	President, Chairman of Asset Management Group

Executive officers are appointed by, and serve at the pleasure of, our board of directors. A brief biography of each director and executive officer follows.

Executive Officers

Set forth below are the name, age, present title, principal occupation and certain biographical information for our executive officers as of November 1, 2006, all of whom have been appointed by, and serve at the pleasure of, our board of directors.

Bruce Wasserstein, 58, has served as Chairman and Chief Executive Officer of Lazard Group and Lazard Ltd since May 2005. Mr. Wasserstein has served as a director of Lazard Group since January 2002 and as a director of Lazard Ltd since April 2005. Mr. Wasserstein served as the Head of Lazard and Chairman of the Executive Committee of Lazard Group from January 2002 until May 2005. Prior to joining Lazard, Mr. Wasserstein was Executive Chairman at Dresdner Kleinwort Wasserstein from January 2001 to November 2001. Prior to joining Dresdner Kleinwort Wasserstein, he served as CEO of Wasserstein Perella Group (an investment banking firm he co-founded) from February 1988 to January 2001, when Wasserstein Perella Group was sold to Dresdner Bank. Prior to founding Wasserstein Perella Group, Mr. Wasserstein was the Co-Head of Investment Banking at The First Boston Corporation. Prior to joining First Boston, Mr. Wasserstein was an attorney at Cravath, Swaine & Moore. Mr. Wasserstein also currently serves as Chairman of Wasserstein & Co., LP, a private merchant bank, and is a director of Harry & David Holdings, Inc.

Michael J. Castellano, 60, has served as Chief Financial Officer of Lazard Ltd since May 2005. Mr. Castellano has served as a Managing Director and Chief Financial Officer of Lazard Group since August 2001. Prior to joining Lazard, Mr. Castellano held various senior management positions at Merrill Lynch & Co. from August 1991 to August 2001, including Senior Vice President—Chief Control Officer for Merrill Lynch’s capital markets businesses, Chairman of Merrill Lynch International Bank and Senior Vice President —Corporate Controller. Prior to joining Merrill Lynch & Co., Mr. Castellano was a partner with Deloitte & Touche where he served a number of investment banking clients over the course of his 24 years with the firm.

Steven J. Golub, 60, has served as Vice Chairman and Chairman of the Financial Advisory Group of Lazard Ltd since May 2005. Mr. Golub has served as Vice Chairman of Lazard Group since October 2004 and as a Managing Director of Lazard Group since January 1986. Mr. Golub previously served as Chief Financial Officer from July 1997 to August 2001. Mr. Golub also served as a Senior Vice President of Lazard from May 1984 to January 1986. Prior to joining Lazard, Mr. Golub was a Partner at Deloitte Haskins & Sells from July 1980 to May 1984. Prior to joining Deloitte Haskins & Sells, he served as the Deputy Chief Accountant in the Chief Accountant’s Office of the Securities and Exchange Commission from January 1979 to June 1980. Mr. Golub currently serves on the board of directors of Minerals Technologies Inc.

Scott D. Hoffman, 43, has served as General Counsel of Lazard Ltd since May 2005. Mr. Hoffman has served as a Managing Director of Lazard Group since January 1999 and General Counsel of Lazard Group since January 2001. Mr. Hoffman previously served as Vice President and Assistant General Counsel from February 1994 to December 1997 and as a Director from January 1998 to December 1998. Prior to joining Lazard, Mr. Hoffman was an attorney at Cravath, Swaine & Moore.

Charles G. Ward, III, 54, has served as President and Chairman of the Asset Management Group of Lazard Ltd since May 2005. Mr. Ward has served as President and a Managing Director of Lazard Group since February 2002. Prior to joining Lazard, he was variously the Head or Co-Head of Global Investment Banking and Private Equity of Credit Suisse First Boston, or “CSFB,” from February 1994 to February 2002. Mr. Ward also served as a member of the Executive Board of CSFB from February 1994 to February 2002 and as President of CSFB from April 2000 to November 2000. Prior to joining CSFB, Mr. Ward co-founded Wasserstein Perella Group in February 1988 and served as President of Wasserstein Perella & Co. from January 1990 to February 1994. Prior to serving at Wasserstein Perella & Co., Mr. Ward was Co-Head of Mergers and Acquisitions and the Media Group at The First Boston Corporation where he worked from July 1979 to February 1988.

Board of Directors

Our board of directors is divided into three classes. Members of each class serve for a three-year term. Shareholders elect one class of directors at each annual general meeting.

Term Expiring in 2007

Ellis Jones, age 52, has served as a director of Lazard Ltd and Lazard Group since May 2005. Mr. Jones has served as Chief Executive Officer of Wasserstein & Co., LP since January 2001. Prior to becoming Chief Executive Officer of Wasserstein & Co., LP, Mr. Jones was a Managing Director of the investment banking firm Wasserstein Perella Inc. from February 1995 to January 2001. Prior to joining Wasserstein Perella Inc., Mr. Jones was a Managing Director at Salomon Brothers Inc. in its corporate finance department from March 1989 to February 1995. Prior to joining Salomon Brothers Inc., Mr. Jones worked in the investment banking department at The First Boston Corporation from September 1979 to March 1989. He is a member of the board of directors of Harry & David Holdings, Inc.

Anthony Orsatelli, age 55, has served as a director of Lazard Ltd and Lazard Group since May 2005. Mr. Orsatelli has served as the Chief Executive Officer of IXIS Corporate & Investment Bank since November 2004 and as a Member of the Executive Board of Caisse Nationale des Caisses d’Epargne (“CNCE”) since December 2003. Previously, Mr. Orsatelli held various senior positions with CDC IXIS and CDC Marchés since June 1996. Prior to joining CDC Marchés, Mr. Orsatelli served as the Deputy Head of the Capital Markets Department of Caisse des Dépôts Paris from March 1995 to June 1996. Mr. Orsatelli previously served as the Head of the BNP Group in Japan from January 1992 to March 1995, as a Managing Director of BNP Securities London from October 1988 to December 1991, and as the Head of the international department and risk management at BNP’s financial division from July 1987 to October 1988. Mr. Orsatelli held positions with the French Ministry of Finance from September 1981 to July 1987 and with the Prime Minister’s office in France from September 1977 to September 1981. Mr. Orsatelli is chairman of the Audit Committee of our board of directors.

Hal S. Scott, age 62, has served as a director of Lazard Ltd and Lazard Group since March 2006. Professor Scott is the Nomura Professor and Director of the Program on International Financial Systems at Harvard Law School, where he has taught since 1975. Before joining Harvard, he served as a Law Clerk for the Hon. Justice Byron R. White, U.S. Supreme Court, from 1973 to 1974, and as an Assistant Professor of Law, University of California at Berkeley from 1974 to 1975. Professor Scott has published numerous books and articles on finance, banking and securities laws. He is a member of the Shadow Financial Regulatory Committee, past President of the International Academy of Consumer and Commercial Law and past Governor of the American Stock Exchange (2002-2005). Professor Scott is the chairman of the Nominating & Governance Committee and a member of the Audit Committee of our board of directors.

Term Expiring in 2008

Bruce Wasserstein.    See “—Executive Officers” above.

Michael J. Turner, CBE, age 58, has served as a director of Lazard Ltd and Lazard Group since March 2006. Mr. Turner has served as Chief Executive Officer of BAE Systems plc since March 2002. Mr. Turner joined BAE Systems in 1966 and since that time has held a number of commercial, marketing and general management positions, including Chief Operating Officer from 1999 to March 2002. Mr. Turner is a member of the Shareholders Committee of Airbus SAS, a member of the board of directors of Art Properties UK Ltd and joint chairman of the Aerospace Innovation and Growth Team in the UK. Mr. Turner is a member of the Compensation Committee and the Nominating & Governance Committee of our board of directors.

Ronald J. Doerfler, age 65, has served as a director of Lazard Ltd and Lazard Group since June 2006. Mr. Doerfler has been senior vice president and chief financial officer of The Hearst Corporation since February 1998, and was elected a member of Hearst’s board of directors in August 2002. Hearst is one of the nation’s largest diversified communications companies, with interests in magazine and newspaper publishing, television and radio stations, newspaper comics and features syndication, cable TV networks, television production and syndication, and new media activities. Mr. Doerfler arrived at Hearst from ABC, Inc., where he was senior vice president and chief financial officer. He joined Capital Cities Communications in 1969, was appointed treasurer in 1977 and senior vice president and chief financial officer in 1980. He played a major role in Capital Cities’ acquisition of ABC in 1986, and with the combined group’s 1996 merger with The Walt Disney Company. Mr. Doerfler is a member of the Audit Committee of our board of directors.

Term Expiring in 2009

Steven J. Heyer, age 54, has served as a director of Lazard Ltd and Lazard Group since June 2005. Mr. Heyer has served as Chief Executive Officer of Starwood Hotels & Resorts Worldwide since October 2004. Prior to joining Starwood, he was President and Chief Operating Officer of The Coca-Cola Company from April 2002 to September 2004. From 1994 to 2002 he was President and Chief Operating Officer of Turner Broadcasting System, Inc., and a member of AOL Time Warner’s Operating Committee. Previously, Mr. Heyer was President and Chief Operating Officer of Young & Rubicam Advertising Worldwide, and before that spent 15 years at Booz Allen & Hamilton, ultimately becoming Senior Vice President and Managing Partner. He currently serves on the board of directors of the National Collegiate Athletic Association and the Special Olympics. Mr. Heyer is the chairman of the Compensation Committee and a member of the Nominating & Governance Committee of our board of directors.

Sylvia Jay, CBE, age 60, has served as a director of Lazard Ltd and Lazard Group since March 2006. Lady Jay is Vice Chairman of L’Oreal UK, a position she has held since September 2005. From January 2001 to August 2005, she was the Director General of the Food & Drink Federation, a UK trade body. Lady Jay joined the United Kingdom Civil Service in 1971. Her civil service career, until she resigned in 1995, mainly concerned government financial aid to developing countries, including being a non-executive director to the Gibraltar Ship Repair Company. She also worked in the Civil Service Selection Board to recruit fast stream administrators and diplomats; the French Ministere de la Cooperation; the French Tresor and was one of a small international team which set up the European Bank for Reconstruction and Development. Lady Jay is on the board of directors of Saint-Gobain, a French company, Chairman of Food from Britain and a member of the Franco-British Council. Lady Jay is a member of the Compensation Committee and the Nominating & Governance Committee of our board of directors.

Vernon E. Jordan, Jr., age 71, has served as a director of Lazard Ltd and Lazard Group since May 2005. Mr. Jordan has served as a Senior Managing Director of Lazard Frères & Co. LLC since January 2000. Mr. Jordan has been Of Counsel at Akin, Gump, Strauss, Hauer & Feld L.L.P. since January 2000, where he served as Senior Executive Partner from January 1982 to December 1999. Prior to that, Mr. Jordan served as President and Chief Executive Officer of the National Urban League, Inc. from January 1972 to December 1981. Mr. Jordan currently serves on the boards of directors of American Express Company, Asbury Automotive Group, Inc., J.C. Penney Company, Inc. and Xerox Corporation; as a trustee to Howard University and DePauw University; and on the International Advisory Boards of DaimlerChrysler and Barrick Gold.

Information Regarding the Board of Directors and Corporate Governance

Lazard is governed by a board of directors and various committees of the board that meet throughout the year. Our board has established three standing committees: an Audit Committee, a Nominating & Governance Committee and a Compensation Committee. Each of the standing committees has adopted and operates under a written charter, all of which are available on our website at www.lazard.com/investorrelations/corp-governance.html. Other corporate governance documents also are available on our website, including our Corporate Governance Guidelines and our Code of Business Conduct and Ethics. A copy of each of these documents is available to any shareholder upon request.

Agreement with IXIS Corporate & Investment Bank

IXIS participated as an investor in our recapitalization transactions in May 2005, purchasing $150 million of Lazard’s ESUs (which represent a contract to purchase our common stock on May 15, 2008 and a senior note of Lazard Group in an aggregate amount of $150 million) and 2,000,000 shares of our common stock at the equity public offering price of $25 per share. In connection with IXIS’s investment, we have agreed that we will nominate one person designated by IXIS to our board of directors until such time as (1) the shares of our common stock then owned by IXIS, plus (2) the shares of our common stock issuable under the terms of any exchangeable securities issued by us then owned by IXIS, constitute less than 50% of the sum of (a) the shares of our common stock initially purchased by IXIS, plus (b) the shares of our common stock issuable under the terms of any exchangeable securities issued by us initially purchased by IXIS. Mr. Anthony Orsatelli is the IXIS representative to our board of directors.

Audit Committee

Anthony Orsatelli (Chair), Hal S. Scott and Ronald J. Doerfler

The Audit Committee assists our board of directors in fulfilling its oversight responsibilities with respect to:

•	monitoring the integrity of the financial statements,

•	the qualifications, independence and performance of our independent registered public accounting firm,

•	the performance of our internal audit function, and

•	compliance by us with certain legal and regulatory requirements.

The Audit Committee also selects and oversees Lazard’s independent registered public accounting firm, and pre-approves all services to be performed by the independent auditors pursuant to the Audit Committee pre-approval policy. All members of the Audit Committee are independent as required by Lazard and the listing standards of the New York Stock Exchange. All members of the Audit Committee are financially literate, as determined by the board of directors. The board of directors has determined that Mr. Anthony Orsatelli has the requisite qualifications to satisfy the SEC definition of “audit committee financial expert.”

Compensation Committee

Steven J. Heyer (Chair), Sylvia Jay and Michael J. Turner

The Compensation Committee assists the board of directors by overseeing our compensation plans, policies and programs and has full authority to:

•	determine and approve the compensation of our Chief Executive Officer,

•	make recommendations with respect to compensation of our other executive officers, and

•	receive reports on our compensation programs as they affect all managing directors and employees.

The Compensation Committee also is responsible for producing an annual report on executive compensation for inclusion in the Company’s annual proxy statement. All members of the Compensation Committee are independent as required by Lazard and the listing standards of the New York Stock Exchange.

Nominating & Governance Committee

Hal S. Scott (Chair), Steven J. Heyer, Sylvia Jay and Michael J. Turner

The Nominating & Governance Committee assists our board of directors in promoting sound corporate governance principles and practices by:

•	identifying individuals qualified to become board members, consistent with criteria approved by the board,

•	recommending to the board the director nominees for the next annual general meeting of shareholders,

•	reviewing and reassessing the adequacy of the Corporate Governance Guidelines,

•	leading the board in an annual review of its own performance, and

•	recommending to the board director nominees for each committee.

The Nominating & Governance Committee also is responsible for recommending to the board of directors standards regarding the independence of outside directors and reviewing such standards on a regular basis to confirm that such standards remain consistent with sound corporate governance practices and with any legal, regulatory or New York Stock Exchange requirements. All members of the Nominating & Governance Committee are independent as required by Lazard and the listing standards of the New York Stock Exchange.

Codes of Business Conduct and Ethics

We have adopted the Code of Business Conduct and Ethics that is applicable to all directors, managing directors, officers and employees of Lazard and its subsidiaries and affiliates. We have also adopted a Supplement to the Code of Business Conduct and Ethics for certain other senior officers, including our chief executive officer, chief financial officer and principal accounting officer. Each of these codes are available on our website at http://www.lazard.com/investorrelations/conductsandethics.html. A print copy of each of these documents is available to any shareholder upon request. We intend to disclose amendments to, or waivers from, the Code of Business Conduct and Ethics, if any, on our website.

Director Independence

Pursuant to the corporate governance listing standards of the NYSE, the board of directors has adopted standards for determining whether directors have material relationships with Lazard. The standards are set forth on Annex B to our Proxy Statement. Under these standards, a director employed by Lazard cannot be deemed to be an “independent director,” and consequently Mr. Wasserstein and Mr. Jordan are not independent directors of Lazard. In addition, the board has determined that Mr. Ellis Jones, the chief executive officer of Wasserstein & Co., LP, a private equity investment firm that is majority owned by Wasserstein Family Trusts and Bruce Wasserstein, also is not independent. The board has determined that none of the other directors has a material relationship with Lazard under the board’s standards for independence and accordingly each is independent under the NYSE corporate governance listing standards. In making its independence determinations the board considered the relationship between Lazard and IXIS, of which Mr. Orsatelli is the chief executive officer. IXIS participated as an investor in our recapitalization transactions in May 2005, purchasing $150 million of our equity security units and 2,000,000 shares of our common stock at the equity public offering price of $25 per share. In connection with this investment, Lazard agreed to nominate one person designated by IXIS to our board of directors, currently Mr. Orsatelli. Lazard also has a cooperation arrangement with IXIS in France. The cooperation arrangement provides that Lazard Group and IXIS will (1) place and underwrite securities on the French equity primary capital markets under a common brand, “Lazard-Ixis,” and cooperate in their respective origination, syndication and placement activities, (2) form an alliance in real estate advisory work with the objective of establishing a common brand for advisory and financing operations within France, and (3) create an exclusive mutual referral cooperation arrangement, subject to the fiduciary duties of each firm, with the goal of referring clients from Lazard Group to IXIS for services relating to corporate banking, lending, securitizations and derivatives within France and from IXIS to Lazard Group for mergers and acquisitions advisory services within France. In 2005, the cooperation arrangement generated approximately $12.5 million of gross revenue for IXIS and $11.4 million of gross revenue for Lazard. In addition to the cooperation arrangement, from time to time, in the ordinary course of our business, we have provided advice to IXIS and CNCE, the parent company of IXIS. IXIS and CNCE are part of Groupe Caisse D’Epargne, a consolidated reporting group. In 2005, Lazard advised IXIS on one transaction in Germany and received a fee of $1.8 million and advised CNCE on several transactions in Paris in 2003, 2004 and 2005 and received fees of $3.9 million, $5.7 million, and $2.2 million, respectively. On March 14, 2006, the board determined, in its business judgment, that these relationships were not material, noting that (a) 2005 gross revenue generated pursuant to the cooperation arrangement and other transactions referenced above were less than 2% of Lazard’s gross revenues for 2005 and less than 1% of the annual gross revenue for Groupe Caisse D’Epargne for 2004 (the latest date upon which information was publicly available) and (b) at December 31, 2005, Lazard’s consolidated indebtedness to IXIS was less than 8.0% of Lazard’s total consolidated assets. See “Agreement with IXIS Corporate & Investment Bank” and “Certain Relationships with Our Directors, Executive Officers and Employees” in our Proxy Statement.

Director Compensation

Directors who are officers of Lazard do not receive any fees for their service as directors. Each non-executive director receives an annual cash retainer of $50,000 and an annual award of deferred stock units, or “DSUs,” with a grant value of $50,000. The chair of the Audit Committee is paid an additional annual retainer of $30,000 and the chairs of each of the Nominating & Governance Committee and the Compensation Committee are paid an additional annual retainer of $20,000, in each case 50% is paid in cash and 50% in DSUs. The other members of the Audit Committee are paid an additional annual retainer of $20,000 and the other members of the Nominating & Governance Committee and the Compensation Committee are paid an additional annual retainer of $15,000, in each case 50% is paid in cash and 50% in DSUs. Non-executive directors may elect to receive additional DSUs in lieu of some or all of their cash fees pursuant to the Directors’ Fee Deferral Unit Plan. All DSUs awarded under this arrangement (1) are issued under the Lazard Ltd 2005 Equity Incentive Plan or any successor plan thereto, and (2) are converted to our common stock on a one-for-one basis and distributed to the director after he or she resigns or otherwise ceases to be a member of our board.

SELLING SHAREHOLDERS

The selling shareholders, which include current and former managing directors (including certain executive officers) who hold LAZ-MD Holdings exchangeable interests, are offering 6,000,000 shares of our common stock pursuant to this prospectus supplement. The persons listed below are selling an aggregate of 6,000,000 shares of our common stock upon the exchange of an aggregate of 6,000,000 LAZ-MD Holdings exchangeable interests. These LAZ-MD Holdings exchangeable interests will be exchanged immediately prior to the consummation of this offering. See “Description of Capital Stock—Registration Rights.”

Neither Bruce Wasserstein (who owns 1,436,338 shares of our common stock and holds 289,788 non-vested restricted stock units, which represent a contingent right to receive an equivalent number of shares of our common stock), nor any of the trusts created for the benefit of Mr. Wasserstein’s family (which, in the aggregate, own LAZ-MD Holdings exchangeable interests that are exchangeable into 9,958,196 shares of our common stock) nor any member of the Company’s board of directors (other than Vernon E. Jordan, Jr.) are selling any shares in this offering. Similarly, IXIS is not selling any of its 2,000,000 shares of our common stock in this offering. The shares being sold by current and former managing directors (including certain executive officers) represent approximately 9.7% of the LAZ-MD Holdings exchangeable interests held by all current and former managing directors (including our executive officers).

The following table sets forth as of the date of this prospectus supplement certain information regarding the beneficial ownership of our common stock by the selling shareholders:

•	immediately prior to the consummation of this offering,

•	the number of shares to be sold in this offering, and

•	as adjusted to reflect the sale of the shares of our common stock.

Each selling shareholder, except as noted in the table below, is a managing director of Lazard or companies formerly affiliated with Lazard or retired from Lazard. To our knowledge, and pursuant to applicable community property laws, the persons named in the table below and their applicable family trusts and grantor retained annuity trusts (and similar entities) have beneficial ownership of the LAZ-MD Holdings exchangeable interests held by them. The table below assumes the full exchange of all LAZ-MD Holdings exchangeable interests into shares of our common stock. The address for each listed shareholder is: c/o Lazard Group LLC, 30 Rockefeller Plaza, New York, New York 10020.

	Prior to this Offering		Sold in this Offering		After this Offering
Selling Shareholders (a)	Shares of Common Stock	Percentage of Common Stock(b)	Shares of Common Stock	Percentage of Common Stock(b)	Shares of Common Stock	Percentage of Common Stock(b)
Executive Officers and Directors:
Mr. Michael J. Castellano	456,770	*	65,670	*	391,100	*
Mr. Steven J. Golub	1,725,576	1.73%	248,076	*	1,477,500	1.40%
Mr. Scott D. Hoffman	558,275	*	80,262	*	478,013	*
Mr. Vernon E. Jordan, Jr.	366,431	*	52,680	*	313,751	*
Mr. Charles G. Ward III	1,522,567	1.53%	218,892	*	1,303,675	1.23%

Current and Former Managing Directors who are Selling Shareholders:
Mr. John C. Adams	381,251	*	54,810	*	326,441	*
Mr. Marcus A.P. Agius	1,522,567	1.53%	218,892	*	1,303,675	1.23%
Mr. Rajesh Alva	131,956	*	18,972	*	112,984	*
Mr. M. Said Armutcuoglu	30,451	*	4,380	*	26,071	*
Mr. Bertrand Badre	45,677	*	6,570	*	39,107	*
Mr. Krishnamurthy Balakrishnan	10,150	*	1,458	*	8,692	*
Mr. Jerome Balladur	23,752	*	3,414	*	20,338	*
Mr. Scott P. Barasch	134,595	*	19,350	*	115,245	*
Mr. Christian Benezit	134,595	*	19,350	*	115,245	*
Mr. Jason Bernhard	304,513	*	43,776	*	260,737	*
Mr. Antoine Bernheim	112,162	*	16,122	*	96,040	*
Mr. Jonathan Biele	50,752	*	7,296	*	43,456	*
Mr. George W. Bilicic, Jr.	609,027	*	87,558	*	521,469	*
Mr. Michael J. Biondi	1,015,045	1.02%	145,926	*	869,119	*
Mr. Andrea Bozzi	179,460	*	25,800	*	153,660	*
Mr. Matthieu Bucaille	482,755	*	69,402	*	413,353	*
Mr. Stephen P. Campbell	507,522	*	72,966	*	434,556	*
Mr. John G. Chachas	192,858	*	27,726	*	165,132	*
Mr. Michel David-Weill	558,071	*	80,232	*	477,839	*
Mr. David B. Dillard	11,166	*	1,608	*	9,558	*
Mr. Jacques A. Drouin	213,667	*	30,720	*	182,947	*
Mr. Stephane Droulers	381,251	*	54,810	*	326,441	*
Mr. Andre Dupont-Jubien	224,325	*	32,250	*	192,075	*
Mr. Francois-Marc Durand	253,761	*	36,480	*	217,281	*
Mr. Walter A. Eberstadt	11,166	*	1,608	*	9,558	*
Mr. Gilles Etrillard	358,818	*	51,588	*	307,230	*
Mr. Ernst Fassbender	507,522	*	72,966	*	434,556	*
Mr. Eli H. Fink	173,065	*	24,882	*	148,183	*
Mr. Francois Funck-Brentano	60,903	*	8,754	*	52,149	*
Mr. Simon M. Furie	126,881	*	18,240	*	108,641	*
Mr. Albert H. Garner	507,522	*	72,966	*	434,556	*
Mr. Mark H. Gidney	157,027	*	22,572	*	134,455	*
Mr. Paul Gismondi	152,257	*	21,888	*	130,369	*
Mr. David Gluckman	81,204	*	11,676	*	69,528	*
Mr. James S. Gold	225,325	*	32,250	*	193,075	*
Mr. Tanneguy le Gouvello du Timat	224,325	*	32,250	*	192,075	*
Mr. Laurence Grafstein	629,328	*	90,474	*	538,854	*
Mr. Thomas R. Haack	224,325	*	32,250	*	192,075	*

	Prior to this Offering		Sold in this Offering		After this Offering
Selling Shareholders (a)	Shares of Common Stock	Percentage of Common Stock(b)	Shares of Common Stock	Percentage of Common Stock(b)	Shares of Common Stock	Percentage of Common Stock(b)
Mr. Jonathan Hack	152,257	*	21,888	*	130,369	*
Mr. Paul J. Haigney	651,557	*	93,672	*	557,885	*
Mr. Eric Hanson	319,841	*	45,984	*	273,857	*
Mr. Hubert Heilbronn	297,408	*	42,756	*	254,652	*
Mr. Jean-Yves Helmer	269,088	*	38,682	*	230,406	*
Mr. F. Perkins Hixon, Jr.	253,761	*	36,480	*	217,281	*
Mr. Kenneth M. Jacobs	1,979,337	1.99%	284,556	*	1,694,781	1.60%
Mr. Nicholas M. H. Jones	560,711	*	80,610	*	480,101	*
Mr. Jonathan H. Kagan	50,752	*	7,296	*	43,456	*
Mr. James L. Kempner	280,355	*	40,302	*	240,053	*
Mr. Peter A. Kiernan	213,159	*	30,642	*	182,517	*
Mr. James Clayton Kingsbery	304,513	*	43,776	*	260,737	*
Mr. Robert Kost	111,655	*	16,050	*	95,605	*
Mr. David Kotler	157,027	*	22,572	*	134,455	*
Mr. Richard J. Kradjel	50,752	*	7,296	*	43,456	*
Mr. David S. Kurtz	446,620	*	64,206	*	382,414	*
Mrs. Michele Charles Lamarche	23,346	*	3,354	*	19,992	*
Mr. James J. Langel	134,595	*	19,350	*	115,245	*
Mr. Robert C. Larson	112,162	*	16,122	*	96,040	*
Mr. Carmine Lizza	12,688	*	1,824	*	10,864	*
Mr. David N. Low, Jr.	203,009	*	29,184	*	173,825	*
Mr. Matthew J. Lustig	819,750	*	117,852	*	701,898	*
Mr. Erik Maris	482,755	*	69,402	*	413,353	*
Mr. Joseph Maybank	201,892	*	29,022	*	172,870	*
Mr. Mark T. McMaster	415,458	*	59,730	*	355,728	*
Mr. David McMillan	101,504	*	14,592	*	86,912	*
Mr. James E. Millstein	771,434	*	110,904	*	660,530	*
Mr. Richard W. Moore, Jr.	134,595	*	19,350	*	115,245	*
Ms. Virginie Morgon	255,588	*	36,744	*	218,844	*
Mr. Daniel Motulsky	406,018	*	58,374	*	347,644	*
Mr. Trevor Nash	101,504	*	14,592	*	86,912	*
Ms. Amelie Negrier	116,730	*	16,782	*	99,948	*
The New York Lexington Trust	426,116	*	61,260	*	364,856	*
Mr. Alasdair Nisbet	253,761	*	36,480	*	217,281	*
Mr. Joseph Blake O’Dowd, Jr.	126,881	*	18,240	*	108,641	*
The Estate of Mr. Stanley de J. Osborne	11,166	*	1,608	*	9,558	*
Mr. James A. Paduano	407	*	60	*	347	*
Mr. Gary W. Parr	1,522,567	1.53%	218,892	*	1,303,675	1.23%
Mr. Mark Pensaert	101,504	*	14,592	*	86,912	*
Mr. Sven Peter	50,752	*	7,296	*	43,456	*
Mr. Matthieu Pigasse	406,018	*	58,374	*	347,644	*
Mr. Harry C. Pinson	177,633	*	17,022	*	160,611	*
Mr. Thomas Piquemal	406,018	*	58,374	*	347,644	*
Mr. Russell E. Planitzer	89,730	*	12,900	*	76,830	*
Mr. Georges Ralli	1,274,084	1.28%	183,168	*	1,090,916	1.03%
Mr. Marko C. Remec	253,761	*	36,480	*	217,281	*
Mr. William H. Riddle, Jr.	228,385	*	32,832	*	195,553	*
Mr. Barry W. Ridings	938,916	*	134,982	*	803,934	*

	Prior to this Offering		Sold in this Offering		After this Offering
Selling Shareholders (a)	Shares of Common Stock	Percentage of Common Stock(b)	Shares of Common Stock	Percentage of Common Stock(b)	Shares of Common Stock	Percentage of Common Stock(b)
Mr. Jeffrey A. Rosen	1,522,567	1.53%	218,892	*	1,303,675	1.23%
Mr. Laurent Rossetti	218,235	*	31,374	*	186,861	*
Mr. William J. Rucker	659,779	*	94,854	*	564,925	*
Mr. William Samuel	304,513	*	43,776	*	260,737	*
Mr. Stephen H. Sands	532,898	*	76,614	*	456,284	*
Mr. Frank A. Savage	938,916	*	134,982	*	803,934	*
Mr. Michael Schmidt	152,257	*	21,888	*	130,369	*
Mr. Joel Sendek	45,677	*	6,570	*	39,107	*
Mr. John S. Sheldon	126,881	*	18,240	*	108,641	*
Mr. Nicholas R. Shott	336,386	*	48,360	*	288,026	*
Mr. Evan W. Siddall	126,881	*	18,240	*	108,641	*
Mr. Gilles Smertnik	134,595	*	19,350	*	115,245	*
Mr. Peter L. Smith	22,432	*	3,228	*	19,204	*
Ms. Alexandra Soto	204,836	*	29,448	*	175,388	*
Mr. Richard Stables	152,257	*	21,888	*	130,369	*
Mr. Alexander F. Stern	253,761	*	36,480	*	217,281	*
Mr. Benjamin J. Sullivan, Jr.	228,385	*	32,832	*	195,553	*
Mr. David J. Supino	22,432	*	3,228	*	19,204	*
Mr. John S. Tamagni	22,432	*	3,228	*	19,204	*
Mr. David L. Tashjian	280,152	*	40,278	*	239,874	*
Mr. Douglas C. Taylor	304,513	*	43,776	*	260,737	*
Mr. Malcolm Thwaites	380,642	*	54,720	*	325,922	*
Mr. Ali E. Wambold	472,605	*	67,944	*	404,661	*
Mr. Peter D. Warner	253,761	*	36,480	*	217,281	*
Mr. Antonio F. Weiss	609,027	*	87,558	*	521,469	*
Mr. Richard Wyatt	253,761	*	36,480	*	217,281	*
Mr. Francois Voss	297,408	*	42,756	*	254,652	*
Ms. Isabelle Xoual	152,257	*	21,888	*	130,369	*
Mr. Andrew Yearley	60,903	*	8,754	*	52,149	*
Mr. Louis G. Zachary, Jr.	304,513	*	43,776	*	260,737	*
Mr. Mian E. Zaheen	179,460	*	25,800	*	153,660	*

Total	41,795,258	41.96%	6,000,000	6.02%	35,795,258	33.90%

*Less than 1% beneficially owned.

(a)	Includes shares of our common stock that are issuable upon exchange of the LAZ-MD Holdings exchangeable interests held by such person and the family trusts or grantor retained annuity trusts (and similar entities) created by them. The interests are included on an as exchanged basis and absent an acceleration event and except as otherwise described in this prospectus supplement, these interests will be exchangeable pro-rata on the third, fourth and fifth anniversaries of our May 2005 equity public offering assuming satisfaction of service requirements and compliance with covenants. The share ownership does not reflect any restricted stock units issued to any selling shareholder, all of which are not currently vested. See “Certain Relationships and Related Transactions – Certain Relationships with our Directors, Executive Officer and Employees” each as included in our Proxy Statement.
(b)	The percentage of our common stock prior to this offering and the percentage of common stock sold in this offering excludes the 6,000,000 shares sold by us in this offering. The percentage of common stock after this offering includes the 6,000,000 shares of our common stock offered by us in this offering.
(c)	Trust created by a retired managing director for the benefit of his family. The retiree disclaims beneficial ownership.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

For a discussion of certain relationships and related transactions, including our relationship with LAZ-MD Holdings and LFCM Holdings, the LAZ-MD Holdings Stockholders’ Agreement, certain relationships with our directors, executive officers and employees, see “Certain Relationships and Related Transactions” in our Proxy Statement and “Item 5. Other Information” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006.

DESCRIPTION OF OUR COMMON STOCK

The following summary is a description of the material terms of our share capital. We have filed our certificate of incorporation and memorandum of association and bye-laws as exhibits to the registration statement of which this prospectus supplement is a part. See “Where You Can Find More Information.”

General

Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.01 per share, 1 share of Class B common stock, par value $0.01 per share and 15,000,000 preference shares, par value $0.01 per share.

Common Stock

Immediately following the completion of this offering, there will be 49,503,668 shares of common stock issued and outstanding, including 115,000 shares of our common stock held by Lazard Group, and one share of Class B common stock issued and outstanding. No preference shares will be issued or outstanding at that time.

Voting

Each share of our common stock entitles its holder to one vote per share. Each LAZ-MD Holdings exchangeable interest, all of which are held by the two classes of members of Lazard Group that consists of current and former managing directors, or which we refer to in this prospectus supplement as the “working members,” is effectively exchangeable, together with a Lazard Group common interest held by LAZ-MD Holdings, for a share of our common stock, with such ratio subject to adjustment. The single outstanding share of our high-vote Class B common stock is intended to allow our current and former managing directors holding LAZ-MD Holdings exchangeable interests to individually vote in proportion to their indirect economic interests in Lazard Ltd. For a description of the voting rights of holders of LAZ-MD Holdings exchangeable interests, see in “Certain Relationships and Related Transactions—LAZ-MD Holdings Stockholders’ Agreement” in our Proxy Statement. Our Class B common stock has 62.3% of the voting power of Lazard Ltd as of the date of this prospectus supplement (or 53.1% of the voting power of Lazard Ltd after this offering), which percentage will decrease proportionately as Lazard Group common membership interests are exchanged for shares of our common stock. Upon full exchange of the LAZ-MD Holdings exchangeable interests for shares of our common stock, the Class B common stock would cease to be outstanding, and all of the Lazard Group common membership interests formerly owned by LAZ-MD Holdings would be owned indirectly by Lazard Ltd. In order to seek to avoid the possibility that LAZ-MD Holdings would be deemed to be an “investment company” for purposes of the Investment Company Act, the voting power of the outstanding Class B common stock will, however, represent no less than 50.1% of the voting power of Lazard Ltd until December 31, 2007.

Economic Rights

Pursuant to our bye-laws, each share of our common stock is entitled to equal economic rights. However, the Class B common stock will have no rights to dividends or any liquidation preference. Although the Class B common stock represents approximately 62.3% of the voting power of Lazard Ltd as of the date of this prospectus supplement (or 53.1% of the voting power of Lazard Ltd after this offering), the Class B common stock will have no economic rights.

Dividends

For a discussion of our dividend policy and Bermuda legal constraints related to the payment of dividends, see “Price Range and Dividend Policy of Lazard Ltd Common Stock—Dividend Policy of Lazard Ltd” and “—Bermuda Law.”

Preference Shares

Pursuant to Bermuda law and our bye-laws, our board of directors by resolution may establish one or more series of preference shares having such number of shares, designations, dividend rates, relative voting rights, conversion or exchange rights, redemption rights, liquidation rights and other relative participation, optional or other special rights, qualifications, limitations or restrictions as may be fixed by the board of directors without any shareholder approval. Such rights, preferences, powers and limitations as may be established could also have the effect of discouraging an attempt to obtain control of Lazard Ltd. We currently have 15,000,000 authorized preference shares. We have no present plans to issue any preference shares. See “Risk Factors—Risks Related to this Offering—Lazard Ltd may issue preference shares and our bye-laws and Bermuda law may discourage takeovers, which could affect the rights of holders of our common stock.”

Acquisition of Shares by Us

Our bye-laws provide that if our board of directors determines that we or any of our subsidiaries do not meet, or in the absence of repurchases of shares will fail to meet, the ownership requirements of a limitation on benefits article of a bilateral income tax treaty with the U.S., and that such tax treaty would provide material benefits to us or any of our subsidiaries, we generally have the right, but not the obligation, to repurchase at fair market value (as determined in the good faith discretion of our board of directors) shares from any shareholder who beneficially owns more than 0.25% of our outstanding shares and who fails to demonstrate to our satisfaction that such shareholder is either (a) a U.S. citizen or (b) a qualified resident of the U.S. or the other contracting state of the applicable tax treaty (as determined for purposes of the relevant provision of the limitation on benefits article of such treaty). IXIS is not subject to this repurchase right with respect to the aggregate number of shares it acquired pursuant to the IXIS investment agreement. The number of shares that may be repurchased from any such shareholder will equal the product of the total number of shares that we reasonably determine to purchase to ensure on-going satisfaction of the limitation on benefits article of the applicable tax treaty, multiplied by a fraction, the numerator of which is the number of shares beneficially owned by such shareholder and the denominator of which is the total number of shares (reduced by the aggregated number of shares IXIS acquired pursuant to the IXIS ESU placement) beneficially owned by subject shareholders. Instead of exercising the repurchase right described above, we will have the right, but not the obligation, to cause the transfer to, and procure the purchase by, any U.S. citizen or a qualified resident of the U.S. or the other contracting state of applicable tax treaty of the number of outstanding shares beneficially owned by any shareholder that are otherwise subject to repurchase under our bye-laws as described above, at fair market value (as determined in the good faith discretion of our board of directors).

Share Repurchase Program

On February 7, 2006, the board of directors of Lazard Ltd authorized the repurchase of up to $100 million in aggregate cost of our common stock. The share repurchase program will be used primarily to offset shares to be issued under the 2005 Equity Incentive Plan. Purchases may be made in the open market or through privately negotiated transactions in 2006 and 2007. During the second quarter of 2006, Lazard Group purchased 115,000 shares of common stock in the open market at an average price of $36.34 per share, which purchases are reported, at cost, as Class A common stock held by Lazard Group on the unaudited condensed consolidated statement of financial condition as of September 30, 2006.

Bermuda Law

Our board of directors believes that it is of primary importance that our shareholders are treated fairly and have proper access to and recourse against the company. Bermuda was chosen as our place of incorporation for several reasons, including its acceptability to our working members, who are domiciled around the world, and potential investors. Bermuda has an established corporate law which, coupled with the provisions of our bye-laws, we believe provides shareholders with an appropriate level of protection and rights.

We are an exempted company organized under the Companies Act. The rights of our shareholders, including those persons who will become shareholders in connection with this offering, are governed by Bermuda law and our memorandum of association and bye-laws. The Companies Act differs in some material respects from laws generally applicable to U.S. corporations and their shareholders. For a summary of the material provisions of Bermuda law and our organizational documents please see “Description of Capital Stock—Bermuda Law” in our S-1 Registration Statement.

Registration Rights

For a description of registration rights available under the LAZ-MD Holdings stockholders’ agreement, see “Certain Relationships and Related Transactions—LAZ-MD Holdings Stockholders’ Agreement” in our Proxy Statement.

Registration rights have also been granted to IXIS. The registration rights agreement provides that IXIS generally will have unlimited “piggyback” registration rights and additional demand rights. See “—IXIS Investment in Our Common Stock—Registration Rights.”

Transfer Agent and Registrar

A register of holders of our common stock will be maintained by Codan Services Limited in Bermuda, and a branch register will be maintained in the U.S. by the Bank of New York, who will serve as branch registrar and transfer agent.

Description of Lazard Group Membership Interests

For a description of Lazard Group membership interests see “Description of Capital Stock—Description of Lazard Group Membership Interests” in our S-1 Registration Statement.

Participatory Interests

For a description of participatory interests see “Description of Capital Stock—Description of Lazard Group Membership Interests” in our S-1 Registration Statement.

IXIS Investment in Our Common Stock

Under the IXIS placements, IXIS participated as an investor in our recapitalization transactions in May 2005, purchasing $150 million of Lazard’s ESUs (which represent a contract to purchase our common stock on May 15, 2008 and a senior note of Lazard Group in an aggregate amount of $150 million) and 2,000,000 shares of our common stock at the equity public offering price of $25 per share. In connection with IXIS’s investment, we have agreed that we will nominate one person designated by IXIS to our Board of Directors until such time as (1) the shares of our common stock then owned by IXIS, plus (2) the shares of our common stock issuable under the terms of any exchangeable securities issued by us then owned by IXIS, constitute less than 50% of the sum of (a) the shares of our common stock initially purchased by IXIS, plus (b) the shares of our common stock issuable under the terms of any exchangeable securities issued by us initially purchased by IXIS. Anthony Orsatelli is the current IXIS representative on our board of directors.

Registration Rights

Pursuant to a registration rights agreement, we granted IXIS registration rights with respect to securities purchased by IXIS in connection with the equity public offering and the ESU offering. The IXIS registration rights agreement provides that holders of those securities generally will have unlimited “piggyback” registration rights. The registration rights agreement also grants IXIS four demand registration rights requiring that we register the shares of our common stock held by IXIS, provided that the amount of securities subject to such demand constitutes at least 25% of the shares of our common stock held by IXIS and have an aggregate market value in excess of $20 million.

Intesa

For a description of the termination of Lazard Group’s joint venture with Intesa, see “Prospectus Summary—Recent Developments” and Lazard Group’s Current Report on Form 8-K, filed on May 17, 2006. See “Where You Can Find More Information.”

Registration Rights

Pursuant to the terms of the $150 million convertible subordinated note, we will enter into a registration rights agreement with Intesa upon the initial conversion of the note. The registration rights agreement will provide that Intesa generally will have unlimited “piggyback” registration rights and additional demand rights.

Delaware Law

The terms of share capital of corporations incorporated in the U.S., including Delaware, differ from corporations incorporated in Bermuda. See “Description of Capital Stock—Delaware Law” in our S-1 Registration Statement for a discussion highlighting the material differences of the rights of a shareholder of a Delaware corporation compared with the rights of our shareholders under Bermuda law.

MATERIAL U.S. FEDERAL INCOME TAX AND BERMUDA TAX CONSIDERATIONS

The following summary of our taxation and the taxation of our shareholders is based upon current law and does not purport to be a comprehensive discussion of all the tax considerations that may be relevant to a decision to purchase common stock. Legislative, judicial or administrative changes may be forthcoming that could affect this summary.

The following legal discussion (including, and subject to, the matters and qualifications set forth in such discussion) of the material tax considerations under (1) “Taxation of Shareholders—Bermuda Taxation,” to the extent they are statements of Bermuda law, constitutes the opinion of Conyers Dill & Pearman, special Bermuda counsel to Lazard Ltd, and (2) “Taxation of Shareholders—U.S. Federal Income Taxation” to the extent they are conclusions as to the application of U.S. federal income tax law, constitutes the opinion of Wachtell, Lipton, Rosen & Katz, special U.S. counsel to Lazard Ltd. The advice of such firms does not include any factual or accounting matters, determinations or conclusions, such as amounts and computations or facts relating to the business, income, activities, or ownership of Lazard. The discussion is based upon current law, including the Internal Revenue Code of 1986, as amended (the “Code”). Legislative, judicial or administrative changes or interpretations may be forthcoming that could be retroactive and could affect the tax consequences to holders of common stock. The tax treatment of a holder of common stock, or of a person treated as a holder of common stock for federal income, state, local or foreign tax purposes, may vary depending on the holder’s particular tax situation. Statements contained herein as to the beliefs, expectations and conditions of Lazard and its subsidiaries, as they relate to the application of such tax laws or facts, represent the view of management and do not represent the opinions of counsel. PROSPECTIVE INVESTORS (INCLUDING ALL NON-U.S. PERSONS AS DEFINED BELOW) SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF OWNING COMMON SHARES UNDER THE LAWS OF THEIR COUNTRIES OF CITIZENSHIP, RESIDENCE, ORDINARY RESIDENCE OR DOMICILE, INCLUDING ANY INFORMATION REPORTING OBLIGATIONS THAT MAY BE IMPOSED ON AN INVESTOR UNDER SECTION 6038B OF THE CODE.

Taxation of Lazard and Its Subsidiaries

Bermuda

At the present time, Lazard Ltd is not subject to any Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax. Lazard Ltd has obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not, until March 28, 2016, be applicable to us, to any of our operations or to our shares, debentures or other obligations, except insofar as such tax applies to persons ordinarily resident in Bermuda or to any taxes payable by us in respect of real property owned or leased by us in Bermuda.

United States

Partnership Status of Lazard Ltd.    In connection with our formation, we made an election to be treated as a partnership for U.S. federal income tax purposes. An entity that is treated as a partnership for U.S. federal income tax purposes is not a taxable entity and incurs no U.S. federal income tax liability. Instead, each partner is required to take into account its allocable share of items of income, gain, loss, and deduction of the partnership in computing its U.S. federal income tax liability, regardless of whether cash distributions are made. Distributions of cash by a partnership to a partner are generally not taxable unless the amount of cash distributed to a partner is in excess of the partner’s adjusted basis in its partnership interest.

Because Lazard Ltd is a “publicly traded partnership” within the meaning of Section 7704(b) of the Code, Lazard Ltd will be taxable as a corporation unless 90% or more of its gross income (which does not include the income of its corporate subsidiaries) for each taxable year beginning with the year of our equity public offering is “qualifying income.” For this purpose, qualifying income includes interest (other than interest derived in the conduct of a financial business), dividends, and gains from capital assets held for the production of interest or dividends. Although certain of Lazard Group’s corporate subsidiaries will conduct a financial business (which gives rise to income that would not be qualifying income), Lazard Ltd does not believe, on the basis of all the facts and circumstances, that it will be treated as conducting a financial business within the meaning of Section 7704 of the Code. However, the Internal Revenue Service (the “IRS”) may challenge this position. While we intend to manage our affairs so that Lazard Ltd will meet the 90% test in each taxable year, we may not be able to do so.

Wachtell, Lipton, Rosen & Katz is of the opinion that, on the basis of factual statements and representations made by us, including statements and representations as to the manner in which we intend to manage our affairs, Lazard Ltd will be treated as a partnership and not as a corporation for U.S. federal income tax purposes. The remainder of this discussion assumes that Lazard Ltd will be so treated. However, opinions of counsel are not binding upon the IRS or any court, and the IRS may challenge this conclusion and a court may sustain such a challenge.

U.S. Subsidiaries and Effectively Connected Income of Non-U.S. Subsidiaries.    Lazard Group has been structured as a limited liability company, and is treated as a partnership for U.S. federal income tax purposes. As members of Lazard Group, certain U.S. subsidiaries of Lazard Ltd will be subject to U.S. federal income tax on a net income basis on their share of the income of Lazard Group and its subsidiaries. In addition, certain non-U.S. subsidiaries of Lazard Ltd will be subject to U.S. federal income tax on a net income basis on the income of Lazard Group and its subsidiaries that is “effectively connected” with their conduct of a trade or business in the U.S. In addition, those non-U.S. Lazard Ltd subsidiaries will be subject to a “branch profits” tax on their “effectively connected earnings and profits” (as determined for U.S. federal income tax purposes), with certain adjustments. The branch profits tax is imposed at a rate of 30%, unless an applicable income tax treaty provides for a lower rate. The eligibility of our non-U.S. subsidiaries for treaty benefits depends upon their being “qualified residents” of their country, which in turn depends upon, among other things, at least 50% of the principal class their shares being considered “ultimately owned” by U.S. citizens or persons that are “qualified residents” of the U.S. or of the treaty partner. We expect that these subsidiaries were eligible for benefits under the income tax treaty between the U.S. and relevant foreign country at the time of our equity public offering, which provides for a maximum branch profits tax rate of 5%. This requirement may not, however, be satisfied in any taxable year and we may not be able to document that fact to the satisfaction of the IRS.

Recently enacted legislation provides that non-U.S. corporations meeting certain ownership, operational and other tests may be treated as U.S. corporations for U.S. federal income tax purposes and, thus, be subject to U.S. federal income tax on their worldwide income. Lazard Ltd does not believe this legislation will apply to Lazard Ltd or its non-U.S. subsidiaries. See “Risk Factors—Risks Related to Our Business—In the event of a change or adverse interpretation of relevant income tax law, regulation or treaty, or a failure to qualify for treaty benefits, our overall tax rate may be substantially higher than the rate used for purposes of our consolidated financial statements,” in our Annual Report on Form 10-K as updated by our Form 10-Q for the quarter ended September 30, 2006.

Personal Holding Companies.    Any of our U.S. subsidiaries could be subject to additional U.S. tax on a portion of its income if any of them is considered to be a personal holding company, or “PHC,” for U.S. federal income tax purposes. A U.S. corporation generally will be classified as a PHC for U.S. federal income tax purposes in a given taxable year if (1) at any time during the last half of such taxable year, five or fewer individuals (without regard to their citizenship or residency and including as individuals for this purpose certain entities such as certain tax-exempt organizations and pension funds) own or are deemed to own (pursuant to certain constructive ownership rules) more than 50% of the stock of the corporation by value and (2) at least 60% of the corporation’s adjusted ordinary gross income, as determined for U.S. federal income tax purposes, for such taxable year consists of “PHC income” (which includes, among other things, dividends, interest, royalties, annuities and, under certain circumstances, rents). The PHC rules do not apply to non-U.S. corporations.

We believe that five or fewer individuals or tax-exempt organizations will be treated as owning more than 50% of the value of our shares. Consequently, one or more of our U.S. subsidiaries could be or become PHCs, depending on whether any such subsidiaries satisfy the PHC gross income test. We intend to cause our subsidiaries to manage their affairs in a manner that reduces the possibility that any of them will meet the 60% income threshold. We cannot be certain, however, that our subsidiaries will not become PHCs following this offering or in the future.

If any of our U.S. subsidiaries is or were to become a PHC in a given taxable year, such company would be subject to an additional 15% PHC tax on its “undistributed PHC income,” which generally includes the company’s taxable income, subject to certain adjustments. For taxable years beginning after December 31, 2010, the PHC tax rate on “undistributed PHC income” will be equal to the highest marginal rate on ordinary income applicable to individuals. Consequently, if our U.S. subsidiaries were to become PHCs, the amount of PHC income may be material.

Taxation of Shareholders

Bermuda Taxation

Under current Bermuda law, there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by our shareholders in respect of our common stock.

U.S. Federal Income Taxation

The following summary sets forth the material U.S. federal income tax considerations related to the purchase, ownership and disposition of our common stock. Unless otherwise stated, this summary deals only with shareholders that are U.S. Persons (as defined below) who purchase their common stock in this offering, who did not own (directly or indirectly, through foreign entities or constructively) common stock of Lazard Ltd prior to this offering and who hold their common stock as capital assets within the meaning of Section 1221 of the Code. The following discussion is only a discussion of the material U.S. federal income tax matters as described herein and does not purport to address all of the U.S. federal income tax consequences that may be relevant to a particular shareholder in light of such shareholder’s specific circumstances. For example, if a partnership holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding common stock, you should consult your tax advisor. In addition, except as expressly stated, the following summary does not address the U.S. federal income tax consequences that may be relevant to special classes of shareholders who may be subject to special rules or treatment under the Code, such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts, partnerships or other pass-through entities, financial asset securitization investment trusts, dealers or traders in securities, tax-exempt organizations, expatriates, any person who owns or is deemed to own 10% or more of the total combined voting power of all classes of shares of Lazard Ltd entitled to vote, any person who holds common stock as part of a hedging or conversion transaction or as part of a short-sale or straddle or any individual who is a non-U.S. Person (as defined below) and who is present in the U.S. for 183 days or more in a taxable year. This discussion does not include any description of the tax laws of any state or local governments within the U.S. and this discussion does not address any information reporting obligations imposed on our shareholders as a result of the purchase, ownership or disposition of our common stock or any aspects of estate and gift taxation.

For purposes of this discussion, the term “U.S. Person” means (1) a citizen or resident of the U.S., (2) a corporation created or organized in or under the laws of the U.S., or any political subdivision thereof (including the District of Columbia), (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, (4) a trust if either (a) a court within the U.S. is able to exercise primary supervision over the administration of such trust and one or more U.S. Persons have the authority to control all substantial decisions of such trust or (b) the trust has a valid election in effect to be treated as a U.S. Person for U.S. federal income tax purposes or (5) any other person or entity that is treated for U.S. federal income tax purposes as if it were one of the foregoing. The term “non-U.S. Person” means any person other than a U.S. Person.

Partner Status.    Beneficial owners of shares who are also shareholders of record of Lazard Ltd will be treated as partners of Lazard Ltd for U.S. federal income tax purposes. Beneficial owners whose common stock is held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common stock also will be treated as partners of Lazard Ltd for U.S. federal income tax purposes.

A beneficial owner of common stock whose common stock have been transferred to a short seller to complete a short sale would appear to lose its status as a partner with respect to this common stock for U.S. federal income tax purposes. Please read “—Treatment of Shares Lent to Short Sellers.”

Flow-Through of Taxable Income.    Lazard Ltd will not pay any U.S. federal income tax. Instead, each shareholder will be required to report on its U.S. federal income tax return its allocable share of our income, gains, losses, and deductions without regard to whether corresponding cash distributions are received by that shareholder. Although we generally intend to operate our business so that our only net income consists of dividends received from its subsidiaries (and possibly interest), and we intend to allocate that income to the shareholders of Lazard Ltd to whom it is distributed, a shareholder may be allocated a share of our income even if it has not received a cash distribution. Each shareholder must include in income its allocable share of our income, gain, loss, and deduction for our taxable year ending with or within such shareholder’s taxable year.

We expect that our gross income will be derived principally from distributions on, and redemptions of, shares of its wholly-owned subsidiaries’ stock. Such distributions and redemptions will be taxable as dividend income to the extent of the payor corporation’s current and accumulated earnings and profits, as determined for U.S. federal income tax purposes, then treated as a tax-free return of capital to the extent of our basis in the payor corporation’s stock, and thereafter taxed as capital gain.

To the extent received by Lazard Ltd from a U.S. subsidiary, such dividend income received before 2011 that is allocable to individual Lazard Ltd shareholders that are U.S. Persons should be eligible for reduced rates of tax, provided that certain holding period requirements are satisfied.

Subject to the discussions below relating to the potential application of the passive foreign investment company, or “PFIC,” rules to our non-U.S. subsidiaries, dividend income received from our non-U.S. subsidiary before 2011 that is allocable to individual Lazard Ltd shareholders that are U.S. Persons should be characterized as “qualified dividend income” eligible for reduced rates of tax, provided that certain holding period requirements are satisfied and that the payor corporation is a “qualified resident” of the relevant treaty partner as described above.

Treatment of Distributions.    Lazard Ltd’s distributions to a shareholder generally will not be taxable to the shareholder for U.S. federal income tax purposes to the extent of such shareholder’s tax basis in its common shares immediately before the distribution. Our cash distributions in excess of a shareholder’s tax basis generally will be considered to be gain from the sale or exchange of the common shares, taxable in accordance with the rules described under “—Dispositions of Common Shares” below. Any reduction in a shareholder’s share of our liabilities, if any, for which no partner bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution of cash to that shareholder. A decrease in a shareholder’s percentage interest in Lazard Ltd because of our issuance of additional common shares would decrease its share of our nonrecourse liabilities, if any, and thus would result in a corresponding deemed distribution of cash. However, we generally intend to operate our business so that Lazard Ltd has no direct “nonrecourse liabilities.”

Basis of Common Stock.    A shareholder will have an initial tax basis for its common shares equal to the amount it paid for the common stock plus its share of our nonrecourse liabilities, if any. That basis will be increased by its share of Lazard Ltd income and by any increases in its share of our nonrecourse liabilities, if any. That basis will be decreased, but not below zero, by distributions from Lazard Ltd, by the shareholder’s share of our losses, by any decrease in its share of our nonrecourse liabilities (if any) and by its share of Lazard Ltd expenditures that are not deductible in computing our taxable income and are not required to be capitalized.

Limitations on Deductibility of Our Losses.    Because we do not expect to hold any significant assets other than stock of its subsidiaries, Lazard Ltd will likely incur losses, if any, only under limited circumstances, including, potentially, upon a sale of some or all of the stock of its subsidiaries. If Lazard Ltd were to incur any losses, a shareholder’s use of such losses could be limited under the “at risk” or “passive loss” rules.

The deduction by a shareholder of its share of our losses will be limited to the tax basis in its common stock and, in the case of an individual shareholder or a corporate shareholder that is subject to the “at risk” rules, to the amount for which the shareholder is considered to be “at risk” with respect to our activities, if that is less than its tax basis. In general, a shareholder will be at risk to the extent of the tax basis of its common stock, excluding any portion of that basis attributable to its share of our nonrecourse liabilities (if any), reduced by any amount of money it borrows to acquire or hold its common stock, if the lender of those borrowed funds owns an interest in Lazard Ltd, is related to the shareholder, or can look only to the common stock for repayment. A shareholder’s at risk amount will generally increase or decrease as the tax basis of the shareholder’s common stock increases or decreases. A shareholder must recapture losses deducted in previous years to the extent that distributions cause its at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a shareholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that its tax basis or at risk amount, whichever is the limiting factor, subsequently increases. Upon the taxable disposition of a common stock, any gain recognized by a shareholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations may no longer be used.

The passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities only to the extent of the taxpayer’s income from those passive activities. A passive activity is defined as any activity that involves the conduct of a trade or business in which the taxpayer does not materially participate or any rental activity. We anticipate that the manner in which Lazard Ltd conducts its operations will not constitute the conduct of a trade or business for purposes of the passive activity loss rules. Consequently, these rules are not expected to apply to holders of our common stock. We cannot be certain, however, that our manner of operations will not change and that holders of our common stock will not become subject to the passive activity loss rules following this offering or in the future.

Prospective investors should consult their tax advisor as to the effects of the at risk and/or passive activity loss rules.

Limitations on Interest Deductions.    The deductibility of a non-corporate taxpayer’s “investment interest” expense is generally limited to the amount of that taxpayer’s “net investment income.” The IRS has announced that Treasury Regulations will be issued that characterize net passive income (as determined under the passive loss limitation rules) from a publicly-traded partnership as investment income for this purpose. In addition, the shareholder’s share of our dividend and interest income will be treated as investment income, although “qualified dividend income” subject to reduced rates of tax in the hands of an individual, as described above, will only be treated as investment income if the individual shareholder elects to treat such dividend as ordinary income not subject to reduced rates of tax. Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment,

•	our interest expense attributed to portfolio income, if any, and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a shareholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a common share. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment.

Allocation of Income, Gain, Loss and Deduction.    In general, if Lazard Ltd has a net profit or net loss, its items of income, gain, loss and deduction are allocated among the shareholders in accordance with their particular percentage interests in Lazard Ltd. However, we generally intend to operate our business so that our only net income consists of dividends received from its subsidiaries (and possibly interest), and we intend to allocate that income to the shareholders of Lazard Ltd to whom it is distributed.

Special rules generally apply to determine the allocation of a partnership’s items of income, deduction, gain and loss related to “contributed property” (other than cash). Such special rules will have limited relevance to our shareholders because such rules will generally not adversely affect shareholders who purchase their shares directly from Lazard Ltd for cash.

An allocation of items of our income, gain, loss or deduction, will generally be given effect for U.S. federal income tax purposes in determining a partner’s distributive share of an item of income, gain, loss or deduction only if the allocation has “substantial economic effect.” In any other case, a partner’s distributive share of an item will be determined on the basis of the partner’s interest in Lazard Ltd, which will be determined by taking into account all the facts and circumstances, including the partner’s relative contributions to Lazard Ltd, the interests of the partners in economic profits and losses, the interests of the partners in cash flow and other nonliquidating distributions and rights of the partners to distributions of capital upon liquidation.

Although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

Treatment of Shares Lent to Short Sellers.    A shareholder whose common shares are loaned to a “short seller” to cover a short sale of common shares may be considered as having disposed of ownership of those common shares. If so, the shareholder would no longer be a partner with respect to those common shares during the period of the loan and, although the shareholder will receive no cash, the shareholder may recognize gain or loss from the disposition, which will generally be capital gain or loss as described below under “—Dispositions of Common Shares.” As a result, during this period:

•	any of our income, gain, deduction or loss with respect to those common shares would not be reportable by the shareholder,

•	any cash distributions received by the shareholder with respect to those common shares would be fully taxable, and

•	all of these distributions would appear to be treated as ordinary income.

The holding period of a shareholder whose common shares are loaned to a “short seller” to cover a short sale of common shares will restart when the common shares are returned to the shareholder. Shareholders desiring to ensure their status as partners and avoid the risk of gain recognition should modify any applicable brokerage account agreements to prohibit their brokers from borrowing their common shares. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. Please also read “—Disposition of Common Shares—Recognition of Gain or Loss.” Shareholders whose common shares are loaned to a “short seller” should consult their own tax advisors with respect to their status as partners of Lazard Ltd for U.S. federal income tax purposes.

Dispositions of Common Stock

Recognition of Gain or Loss.    A shareholder will recognize gain or loss on a sale of common stock equal to the difference between the amount realized and the shareholder’s tax basis for the common stock sold. A shareholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received plus its share of our nonrecourse liabilities, if any. Because the amount realized includes a shareholder’s share of our nonrecourse liabilities, if any, the gain recognized on the sale of common shares could result in a tax liability in excess of any cash received from the sale. However, we generally intend to operate our business so that Lazard Ltd has no direct “nonrecourse liabilities.”

Prior distributions from Lazard Ltd that decreased a shareholder’s tax basis in that common share will, in effect, become taxable income if the common stock is sold at a price greater than the shareholder’s tax basis in that common stock, even if the price is less than its original cost.

Except as noted below (and, if applicable, under “—Passive Foreign Investment Companies”) gain or loss recognized by a shareholder on the sale or exchange of a common stock will generally be taxable as capital gain or loss and as long-term capital gain or loss if the common stock were held for more than 12 months, subject (in the case of shareholders who are individuals) to tax at a maximum U.S. federal income tax rate of 15%. Net capital loss may offset no more than $3,000 of ordinary income in the case of individuals and may only be used to offset capital gain in the case of corporations.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method. On the other hand, a selling shareholder who can identify common stock transferred with an ascertainable holding period may elect to use the actual holding period of the common stock transferred. A shareholder electing to use the actual holding period of common stock transferred must consistently use that identification method for all subsequent sales or exchanges of common stock.

Section 754 Election.    Lazard Ltd has made the election permitted by Section 754 of the Code. The election is irrevocable without the consent of the IRS. The election generally permits Lazard Ltd to adjust a common stock purchaser’s tax basis in our assets (“inside basis”) under Section 743(b) of the Code to reflect the common stock purchaser’s purchase price. This election does not apply to a person who purchases common stock directly from Lazard Ltd. The Section 743(b) adjustment belongs to the purchaser and not to other partners. For purposes of this discussion, a partner’s inside basis in our assets will be considered to have two components, (1) its share of our tax basis in our assets (“common basis”) and (2) its Section 743(b) adjustment to that basis.

Because we do not expect Lazard Ltd to hold any significant assets other than stock of its subsidiaries, our Section 754 election will likely not be relevant to our shareholders except if Lazard Ltd sells, or is treated as selling, all or part of the stock of its subsidiaries. Generally, a Section 754 election is advantageous to a transferee shareholder if such shareholder’s tax basis in its common stock is higher than the common stock share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee shareholder would have a higher tax basis in its share of our assets for purposes of calculating, among other items, its share of any gain or loss on a sale of our assets. Conversely, a Section 754 election is disadvantageous to a transferee shareholder if such shareholder’s tax basis in its common stock is lower than those common shares’ share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the common stock may be affected either favorably or adversely by the election.

The calculations involved in the Section 754 election are complex, and we will make them on the basis of assumptions as to the value of our assets and other matters. The determinations we make may be successfully challenged by the IRS and any allocations resulting from them may be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, Lazard Ltd may seek permission from the IRS to revoke its Section 754 election (although Lazard Ltd will be required to make similar adjustments to a partner’s inside basis in its assets under certain circumstances even if no Section 754 election is in effect). If Lazard Ltd successfully revokes its Section 754 election, a subsequent purchaser of common stock may be allocated more income than it would have been allocated had the election not been revoked.

Constructive Termination.    Subject to the electing large partnership rules described below, Lazard Ltd will be considered to have been terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. Lazard Ltd’s termination would result in the closing of our taxable year for all shareholders. In the case of a shareholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in its taxable income for the year of termination. Lazard Ltd would be required to make new tax elections after a termination, including a new election under Section 754 of the Code. A termination could also result in penalties if Lazard Ltd were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Passive Foreign Investment Companies.    In general, a foreign corporation will be a PFIC during a given year if (1) 75% or more of its gross income constitutes “passive income” or (2) 50% or more of its assets produce passive income.

If any of our direct non-U.S. subsidiaries were characterized as a PFIC during a given year, U.S. Persons holding common stock would be subject to adverse U.S. federal income tax consequences, including a penalty tax at the time of the sale at a gain of, or receipt of an “excess distribution” with respect to, their shares, unless such persons made a “qualified electing fund election” or “mark-to-market” election. For these purposes, stock of a PFIC that is owned by Lazard Ltd is considered as owned proportionately by our shareholders. It is uncertain whether Lazard Ltd would be able to provide its shareholders with the information necessary for a U.S. Person to make a “qualified electing fund election” with respect to our non-U.S. subsidiaries.

We believe that none of Lazard’s non-U.S. subsidiaries should be treated as a PFIC. However, actual determination of PFIC status is fundamentally factual in nature and cannot be made until the close of the applicable taxable year. Moreover, we cannot be certain that the IRS will not challenge this position and that a court will not sustain such challenge. Prospective investors should consult their tax advisor as to the effects of the PFIC rules if they were to apply.

U.S. Federal Income Tax Considerations for Non-U.S. Persons.    Ownership of our common stock by non-U.S. Persons raises special U.S. federal income tax considerations. To the extent Lazard Ltd receives dividends from a U.S. subsidiary, distributions of such dividend income to Lazard Ltd shareholders who are non-U.S. Persons will be subject to U.S. withholding tax at a rate of 30%. A non-U.S. Person’s ability to lower such withholding rate under an applicable income tax treaty will likely be limited due to special rules under the Code relating to hybrid entities, such as Lazard Ltd, which is a partnership for U.S. federal income tax purposes but which may not be a partnership under the laws of the non-U.S. Person’s country of residence.

To the extent Lazard Ltd receives dividends from a non-U.S. subsidiary, distributions of such dividend income to Lazard Ltd shareholders who are non-U.S. Persons will not be subject to U.S. tax, unless such income were deemed to be effectively connected with a trade or business conducted by Lazard Ltd or the recipient shareholder in the U.S.

While we intend to manage our affairs so that Lazard Ltd will not be engaged in a trade or business in the U.S., we may not, however, be able to do so. If Lazard Ltd were engaged in a trade or business in the U.S., non-U.S. Persons that own our common stock will be considered to be engaged in business in the U.S. and will be subject to U.S. federal income tax on a net income basis at regular rates on income “effectively connected” with such trade or business.

Lazard Ltd will be required to pay withholding tax with respect to the portion of our income that is “effectively connected” with the conduct of a U.S. trade or business and which is allocable to non-U.S. Persons that hold our common stock. Under rules applicable to publicly-traded partnerships, Lazard Ltd will withhold taxes on actual cash distributions attributable to effectively connected income made quarterly to shareholders that are non-U.S. Persons at the highest marginal rate applicable to individuals at the time of the distribution. Each shareholder that is a non-U.S. Person must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for the taxes withheld or to claim the benefits of an applicable tax treaty. A change in applicable law may require us to change these procedures.

If Lazard Ltd is unable to avoid being considered to be engaged in a trade or business in the U.S., a foreign corporation that owns common stock may be subject to U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its allocable share of our income and gain, as adjusted for changes in the foreign corporation’s “U.S. net equity,” which are effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the U.S. and the country of which the foreign corporate shareholder is a “qualified resident.” In addition, this type of shareholder is subject to special information reporting requirements under Section 6038C of the Code.

A shareholder that is a non-U.S. Person will be subject to U.S federal income tax upon the sale or disposition of our common stock to the extent that such shareholder recognizes gain upon such sale or disposition and such gain is effectively connected with a U.S. trade or business of the shareholder. The IRS has concluded in a published ruling that a shareholder’s gain will be treated as effectively connected with a U.S. trade or business of the shareholder to the extent Lazard Ltd is treated as engaged in a U.S. trade or business through a fixed place of business in the U.S. and the shareholder’s gain is attributable to our U.S. source property.

Administrative Matters

Information Returns.    We intend to furnish to each shareholder, within 90 days after the close of each calendar year, specific tax information, which describes each shareholder’s share of our income, gain, loss and deduction for its preceding taxable year. In preparing this information, which will generally not be reviewed by counsel, we will use various accounting and reporting conventions, some of which have been mentioned in the previous discussion, to determine the shareholder’s share of income, gain, loss and deduction. Any of those conventions may not yield a result that conforms to the requirements of the Code, regulations or administrative interpretations of the IRS. The IRS may successfully contend in court that those accounting and reporting conventions are impermissible. Any challenge by the IRS could negatively affect the value of the common stock.

Elective Procedures for Large Partnerships.    The Code allows large partnerships to elect streamlined procedures for income tax reporting. This election would reduce the number of items that must be separately stated on the Schedules K-1 that are issued to the shareholders, and such Schedules K-1 would have to be provided to shareholders on or before the first March 15 following the close of each taxable year. In addition, this election would prevent Lazard Ltd, which will be taxed as a partnership for U.S. federal income tax purposes, from suffering a “technical termination” (which would close our taxable year) if, within a twelve month period, there is a sale or exchange of 50% or more of our total interests. Lazard Ltd has not made, and does not currently intend to make, such an election.

Backup Withholding.    For each calendar year, Lazard Ltd will report to its U.S. shareholders and to the IRS the amount of distributions that it pays, and the amount of tax (if any) that it withholds on these distributions. Under the backup withholding rules, you may be subject to backup withholding tax with respect to distributions paid unless you: (i) are a corporation or come within another exempt category and demonstrate this fact when required; or (ii) provide a taxpayer identification number, certify as to no loss of exemption from backup withholding tax and otherwise comply with the applicable requirements of the backup withholding tax rules. Exempt shareholders who are U.S. Persons should indicate their exempt status on a properly completed IRS Form W-9. A non-U.S. Person may qualify as an exempt recipient by submitting a properly completed IRS Form W-8BEN. Backup withholding is not an additional tax; the amount of any backup withholding from a payment to a shareholder will be allowed as a credit against such shareholder’s U.S. federal income tax liability and may entitle the shareholder to a refund.

Treatment of Amounts Withheld.    If Lazard Ltd or any of its subsidiaries is required to withhold any U.S. tax on distributions made to any shareholder or to Lazard Ltd that are allocable to any shareholder, Lazard Ltd or such subsidiary will pay such withheld amount to the IRS. That payment, if made, will be treated as a distribution of cash to the shareholder with respect to whom the payment was made and will reduce the amount of cash to which such shareholder would otherwise be entitled.

Nominee Reporting.    Persons who hold an interest in Lazard Ltd as a nominee for another person are required to furnish to us:

(a)	the name, address and taxpayer identification number of the beneficial owner and the nominee,

(b)	whether the beneficial owner is:

(1)	a person that is not a U.S. Person,

(2)	a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or

(3)	a tax-exempt entity,

(c)	the amount and description of common stock held, acquired or transferred for the beneficial owner, and

(d)	specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. Persons and specific information on common stock they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Code for failure to report that information to Lazard Ltd. The nominee is required to supply the beneficial owner of the common stock with the information furnished to Lazard Ltd.

UNDERWRITING

We, the selling shareholders and the underwriters named below have entered into an underwriting agreement with respect to the shares of our common stock being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. is acting as sole book-running manager of this offering and is acting as the representative of the underwriters.

Underwriters

Number of Shares
Goldman, Sachs & Co.
Lazard Capital Markets LLC

Total

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 1,800,000 shares from us to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us and the selling shareholders. We have agreed to pay the offering expenses of the selling shareholders. The selling shareholders will pay the underwriting discounts and commissions and custodial fees applicable to the shares that they sell. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 1,800,000 additional shares from us.

Paid by Us	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Paid by the Selling Shareholders
Per Share	$
Total	$

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover page of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $                     per share from the public offering price. Any such securities dealers may resell any shares purchased from the underwriters to certain other brokers or dealers at a discount of up to $                     per share from the public offering price. If all of the shares are not sold at the public offering price, the representative may change the offering price and the other selling terms.

Each of us and the selling shareholders have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their shares of common stock or securities convertible into or exchangeable for shares of our common stock during the period from the date of this prospectus supplement continuing through the date 180 days after the date of this prospectus supplement, except with the prior written consent of Goldman, Sachs & Co.

Our common stock is traded on the New York Stock Exchange under the symbol “LAZ.”

In connection with this offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from us in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of shares of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of shares of our common stock made by the underwriters in the open market prior to the completion of this offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the company’s stock and, together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of shares of our common stock. As a result, the price of shares of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

Lazard Capital Markets LLC has agreed to purchase approximately                     % of the shares being offered in this offering. After the offering, because Lazard Capital Markets LLC is a member of the NYSE and because of its relationship to our current and former managing directors (including our executive officers), it does not intend to make markets in or recommendations regarding the purchase or sale of the common stock. This may adversely affect the trading market for the common stock.

Each of the underwriters has represented and agreed that:

(a)	it has not made or will not make an offer of shares of our common stock to the public in the United Kingdom within the meaning of section 102B of the Financial Services and Markets Act 2000 (as amended) except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by us of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority;

(b)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to us; and

(c)	it has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares of our common stock to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares of our common stock which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares of our common stock to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c)	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares of our common stock to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of our common stock to be offered so as to enable an investor to decide to purchase or subscribe the Shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The shares of our common stock may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the shares may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The shares of our common stock have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

We estimate that the total expenses of this offering, all of which will be borne by Lazard, and excluding underwriting discounts and commissions, will be approximately $2.5 million.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they have received or may receive customary fees and expenses. Lazard Ltd, Lazard Group and their affiliates have in the past provided, and may in the future from time to time provide, similar services to the underwriters and their affiliates on customary terms and for customary fees. Lazard Capital Markets LLC, a subsidiary of LFCM Holdings, which is an entity which owns and operates the separated businesses and which is owned by current and former working members of Lazard Group, including our managing directors, will be participating in the distribution of this offering. Pursuant to a Business Alliance Agreement we have entered into with LFCM Holdings, we will be entitled to receive approximately half of the revenue obtained by LFCM Holdings and its subsidiary Lazard Capital Markets LLC in connection with this offering. See “Certain Relationships and Related Transactions—Business Alliance Agreement” in our Proxy Statement. Goldman, Sachs & Co., was an underwriter in the equity public offering, the ESU offering and the privately placed Lazard Group straight notes offering. Additionally, certain employees of some of the underwriters and their affiliates have invested their personal assets in various funds managed by our affiliates.

LEGAL MATTERS

The validity of the shares of our common stock offered hereby has been passed upon for Lazard Ltd by Conyers Dill & Pearman, Hamilton, Bermuda. The underwriters have been represented by Cravath, Swaine & Moore LLP, New York, New York. Cravath, Swaine & Moore LLP has, from time to time, represented, and will continue to represent, us, our managing directors and our affiliates, for which it has received, and will receive, customary fees and reimbursement of expenses.

EXPERTS

The consolidated financial statements and the related financial statement schedule, incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Prospectus

Class A Common Stock

Debt Securities

6.625% Equity Security Units

Preference Shares

Warrants

Stock Purchase Contracts

Stock Purchase Units

The securities covered by this prospectus may be sold from time to time by Lazard Ltd. In addition, selling security holders to be named in a prospectus supplement may offer and sell from time to time, a number of shares of our Class A common stock, which we refer to as our “common stock,” or our 6.625% equity security units, which we refer to as “ESUs,” in such amounts as set forth in a prospectus supplement. We may, and any selling security holder may, offer the securities independently or together in any combination for sale directly to purchasers or through underwriters, dealers or agents to be designated at a future date. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds from the sale of shares of our common stock or ESUs by any selling security holders.

When we offer securities, we will provide you with a prospectus supplement describing the specific terms of the specific issue of securities, including the offering price of the securities. You should carefully read this prospectus and the prospectus supplement relating to the specific issue of securities, together with the documents we incorporate by reference, before you decide to invest in any of these securities.

THIS PROSPECTUS MAY NOT BE USED TO OFFER OR SELL ANY SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

Our Class A common stock is traded on The New York Stock Exchange under the symbol “LAZ.” Our ESUs are traded on The New York Stock Exchange under the symbol “LDZ.”

Investing in our securities involves risks. See “ Risk Factors” on page 4 of this prospectus, “Risks Related to Business” on page 15 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and “Item 1A. Risk Factors” on page 73 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The securities may be offered and sold to or through underwriters, dealers or agents as designated from time to time, or directly to one or more other purchasers or through a combination of such methods. See “Plan of Distribution.” If any underwriters, dealers or agents are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangements between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

Prospectus Dated November 21, 2006.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the United States Securities and Exchange Commission, which we refer to in this prospectus as the “SEC,” using the “shelf” registration process. Under this shelf registration process, we, or certain of our shareholders, may sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer and the shares of our common stock or ESUs that we or a selling security holder may offer. Each time we, or, under certain circumstances, our shareholders, sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in any prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

The prospectus supplement will describe: the terms of the securities offered, any initial public offering price, the price paid to us for the securities, the net proceeds to us, the manner of distribution and any underwriting compensation and the other specific material terms related to the offering of these securities. For more detail on the terms of the securities, you should read the exhibits filed with or incorporated by reference in our registration statement of which this prospectus forms a part.

In this prospectus, unless the context otherwise requires, the terms:

•	“Lazard,” “we,” “our,” “us,” and the “Company” refer to Lazard Ltd, a Bermuda exempted company whose shares of common stock are publicly traded on the New York Stock Exchange under the symbol “LAZ,” and its subsidiaries, including Lazard Group.

•	“Lazard Group,” refers to Lazard Group LLC, a Delaware limited liability company that is the holding company for the subsidiaries that conduct Lazard’s business (which includes all of the businesses, subsidiaries, assets and liabilities of Lazard Ltd and Lazard Group, which we refer to in this prospectus as “our business”).

References to “securities” includes any security that we might sell under this prospectus or any prospectus supplement.

We prepare our financial statements in U.S. dollars and prepare our financial statements, including all of the financial statements incorporated by reference or included in this prospectus, in conformity with accounting principles generally accepted in the U.S., or “U.S. GAAP.” We have a fiscal year end of December 31. In this prospectus, except where otherwise indicated, references to “$” or “dollars” are to the lawful currency of the U.S.

Historical results of operations are reported as a historical partnership until the equity public offering on May 10, 2005 and do not include, among other things, payments for services rendered by managing directors as compensation expense and a provision for U.S. federal income taxes. Such payments and tax provisions are included in subsequent periods. Therefore, historical results for periods prior to the equity public offering on May 10, 2005 and periods subsequent thereto are not comparable.

The Lazard logo and the other trademarks, trade names and service marks of Lazard mentioned in this prospectus, including Lazard®, are the property of, and are used with the permission of, our subsidiaries.

This prospectus contains summaries of certain provisions contained in some of the documents described herein. Please refer to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of the documents referred to herein have been filed, or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

Because we are a “well-known seasoned issuer,” as defined in Rule 405 of the Securities Act of 1933, as amended, which we refer to in this prospectus as the “Securities Act,” we may add to and offer additional securities, including secondary securities, by filing a prospectus supplement with the SEC at the time of the offer. In addition, we are able to add our subsidiaries and securities to be issued by them if we guarantee such securities. Also, our subsidiaries may guarantee any debt securities that we issue under this prospectus.

You should rely only on the information contained in this prospectus or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. The distribution of this prospectus and sale of these securities in certain jurisdictions may be restricted by law. Persons in possession of this prospectus are required to inform themselves about and observe any such restrictions. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

LAZARD LTD

We are a preeminent international financial advisory and asset management firm that has long specialized in crafting solutions to the complex financial and strategic challenges of our clients. We serve a diverse set of clients around the world, including corporations, partnerships, institutions, governments and high-net worth individuals. The first Lazard partnership was established in 1848. Over time we have extended our activities beyond our roots in New York, Paris and London. We operate today from 29 cities in key business and financial centers across 16 countries throughout Europe, North America, Asia, Australia and South America. We focus primarily on two businesses, Financial Advisory and Asset Management. We believe that the mix of our activities across business segments, geographic regions, industries and investment strategies helps to diversify and stabilize our revenue stream.

Lazard Ltd was incorporated in Bermuda on October 25, 2004. Lazard Group was formed in Delaware on March 2, 2000 under the name Lazard LLC and was renamed Lazard Group LLC on May 10, 2005. Our principal executive offices are located in the U.S. at 30 Rockefeller Plaza, New York, New York 10020, with a general telephone number of (212) 632-6000, in France at 121 Boulevard Haussmann, 75382 Paris Cedex 08, with a general telephone number of 33-1-44-13-01-11, in the U.K. at 50 Stratton Street, London W1J 8LL, with a general telephone number of 44-207-187-2000 and in Italy at via Dell’Orso 2, 20121 Milan, with a general telephone number of 39-02-723121. Lazard Ltd’s registered office in Bermuda is located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda, with a general telephone number of (441) 295-1422. We maintain an Internet site at http://www.lazard.com. Our websites and the information contained on those sites, or connected to those sites, are not incorporated into this prospectus, and you should not rely on any such information in making your decision whether to purchase our securities.

RISK FACTORS

Before you invest in securities issued by Lazard Ltd, you should carefully consider the risks involved. Accordingly, you should carefully consider:

•	the information contained in or incorporated by reference into this prospectus,

•	the information contained in or incorporated by reference into any prospectus supplement relating to specific offerings of securities,

•	the risks described in our Annual Report on Form 10-K for our most recent fiscal year and in any Quarterly Report on Form 10-Q, which we have filed since our most recent Annual Report on Form 10-K, each of which is incorporated by reference into this prospectus, and

•	other risks and other information that may be contained in, or incorporated by reference from other filings we make with the SEC, including in any prospectus supplement relating to specific offerings of securities.

The discussion of risks related to our business contained in or incorporated by reference into this prospectus or into any prospectus supplement comprises material risks of which we are aware. If any of the events or developments described actually occurred, our business, financial condition or results of operations would likely suffer.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the information incorporated herein and therein by reference include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to in this prospectus as the “Exchange Act.” We have made statements in the prospectus and in the information incorporated by reference in this prospectus under the captions “Lazard Ltd,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other sections of this prospectus, and in the information incorporated by reference in this prospectus that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” and the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks and uncertainties outlined in “Risk Factors,” including the following:

•	a decline in general economic conditions or the global financial markets,

•	losses caused by financial or other problems experienced by third parties,

•	losses due to unidentified or unanticipated risks,

•	a lack of liquidity, i.e., ready access to funds, for use in our businesses, and

•	competitive pressure.

These risks and uncertainties are not exhaustive. Other sections of this prospectus may include additional factors which could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations and we do not intend to do so.

Forward-looking statements include, but are not limited to, statements about the:

•	business’ possible or assumed future results of operations and operating cash flows,

•	business’ strategies and investment policies,

•	business’ financing plans and the availability of short-term borrowing,

•	business’ competitive position,

•	potential growth opportunities available to our businesses,

•	recruitment and retention of our managing directors and employees,

•	target levels of compensation,

•	business’ potential operating performance, achievements, productivity improvements, efficiency and cost reduction efforts,

•	likelihood of success and impact of litigation,

•	expected tax rate,

•	changes in interest and tax rates,

•	expectation with respect to the economy, securities markets, the market for mergers and acquisitions activity, the market for asset management activity and other industry trends,

•	effects of competition on our businesses, and

•	impact of future legislation and regulation on our businesses.

Lazard is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, we use websites to convey information about our businesses, including the anticipated release of quarterly financial results, quarterly financial, statistical and business-related information, and the posting of updates of assets under management, or which we refer to in this prospectus as “AUM,” in various mutual funds, hedge funds and other investment products managed by Lazard Asset Management, or which we refer to in this prospectus as “LAM,” and its subsidiaries. Monthly updates of these funds are posted to the LAM website (http://www.lazardnet.com) by the 3rd business day following the end of each month. Investors can link to Lazard Ltd, Lazard Group and their operating company websites through http://www.lazard.com. Our websites and the information contained on those sites, or connected to those sites, are not incorporated into this prospectus, and you should not rely on any such information in making your decision whether to purchase our securities.

SELLING SECURITY HOLDERS

We may register shares of our common stock or our ESUs covered by this prospectus for re-offers and resales by any selling security holders to be named in a prospectus supplement. Because we are a well-known seasoned issuer, as defined in Rule 405 of the Securities Act, we may add secondary sales of shares of our common stock or our ESUs by any selling security holders by filing a prospectus supplement with the SEC. We may register these securities to permit selling security holders to resell their securities when they deem appropriate. A selling security holder may resell all, a portion or none of their securities at any time and from time to time. We may register those securities for sale through an underwriter or other plan of distribution as set forth in a prospectus supplement. See “Plan of Distribution.” Selling security holders may also sell, transfer or otherwise dispose of some or all of their securities in transactions exempt from the registration requirements of the Securities Act. We may pay all expenses incurred with respect to the registration of the securities owned by the selling security holders, other than underwriting fees, discounts or commissions, which will be borne by the selling security holders. We will provide you with a prospectus supplement naming the selling security holders, the amount of securities to be registered and sold and any other terms of the securities being sold by a selling security holder.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, we intend to use the net proceeds from the sale of our securities for general corporate purposes, possible future repayments of indebtedness or for such other purposes as may be specified in the applicable prospectus supplement. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds from any sales of our securities by any selling security holder to be named in a prospectus supplement.

DESCRIPTION OF CAPITAL STOCK WE OR SELLING SECURITY HOLDERS MAY OFFER

For a description of the common stock we or selling security holders may offer, see “Description of Capital Stock,” in Lazard Ltd’s final prospectus filed pursuant to Rule 424(b)(3) of the Securities Act on May 6, 2005 with respect to the Registration Statement on Form S-1 (File No. 333-121407). See “Where You Can Find More Information.”

DESCRIPTION OF ESUs SELLING SECURITY HOLDERS MAY OFFER

For a description of the ESUs selling security holders may offer, see “Description of the Equity Security Units,” in Lazard Ltd’s and Lazard Group’s final prospectus filed pursuant to Rule 424(b)(3) of the Securities Act on May 6, 2005, with respect to the Registration Statement on Form S-1 (File No. 333-123463). See “Where You Can Find More Information.”

DESCRIPTION OF DEBT SECURITIES WE MAY OFFER

The following description of the terms of the debt securities we may issue sets forth certain general terms and provisions of any debt securities to which any prospectus supplement may relate. Particular terms of debt securities offered by any prospectus supplement and the extent, if any, to which these general terms and provisions shall apply to any debt securities so offered will be described in the prospectus supplement relating to the applicable debt securities. The applicable prospectus supplement may also state that any of the terms set forth in this description are inapplicable to such debt securities. This description does not purport to be complete.

General

We may enter into indenture agreements with respect to any debt securities we may offer. We may enter into separate indentures, with different trustees, for our debt securities. We use the term “indentures” to refer to any such indentures we may enter into, and we use the term “trustees” to refer to the trustees under such indentures. The material terms of any indenture governing a series of debt securities will be described in the applicable prospectus or prospectus supplement. The indentures will be qualified under the Trust Indenture Act.

If specified in the prospectus supplement or other offering material, certain of our subsidiaries may guarantee such debt securities or we may guarantee debt securities issued by our subsidiaries as described in the prospectus supplement or other offering material relating to the applicable debt securities.

Additional Information

We will describe in any applicable prospectus supplement the following terms relating to a series of debt securities:

•	the title,

•	any limit on the amount that may be issued,

•	whether or not we will issue the series of notes in global form, the terms and who the depository will be,

•	the maturity date,

•	the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates,

•	whether or not the notes will be secured or unsecured, and the terms of any secured debt,

•	the terms of the subordination of any series of subordinated debt,

•	the place where payments will be payable,

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period,

•	the date, if any, after which, and the price at which, we may, at our option, redeem the series of notes pursuant to any optional redemption provisions,

•	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of notes,

•	whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves,

•	whether we will be restricted from incurring any additional indebtedness,

•	a discussion on any material or special United States federal income tax considerations applicable to the notes,

•	if applicable, a discussion of any material Bermuda tax considerations,

•	the denominations in which we will issue the series of notes, if other than denominations of $1,000 and any integral multiple thereof, and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities.

The applicable prospectus supplement will describe the terms of any debt securities offered thereby.

Conversion or Exchange of Debt Securities

Such prospectus or prospectus supplement will also describe, if applicable, the terms on which the debt securities may be converted or exchanged into our common stock, preference shares or other securities or property. These terms will include whether the conversion or exchange is mandatory, is at our option or is at the option of the holder. The prospectus supplement will describe how the number of shares of common stock, preference shares or other securities or property to be received would be calculated.

DESCRIPTION OF PREFERENCE SHARES WE MAY OFFER

The following description of the terms of the preference shares we may issue sets forth certain general terms and provisions of any series of preference shares to which any prospectus supplement may relate. Particular terms of the preference shares offered by any prospectus supplement and the extent, if any, to which these general terms and provisions shall apply to any series of preference shares so offered will be described in the prospectus supplement relating to the applicable preference shares. The applicable prospectus supplement may also state that any of the terms set forth in this description are inapplicable to such series of preference shares. This description does not purport to be complete and is subject to and qualified in its entirety by reference to applicable Bermuda law and the provisions of our bye-laws relating to our preference shares.

We may issue preference shares. Preference shares may be issued independently or together with any other securities and may be attached to or separate from the securities.

Pursuant to Bermuda law and our bye-laws, our board of directors by resolution may establish one or more class or series of preference shares having such number of shares, designations, dividend rates, relative voting rights, conversion or exchange rights, redemption rights, liquidation rights and other relative participation, optional or other special rights, qualifications, limitations or restrictions as may be fixed by the board of directors without any shareholder approval. Such rights, preferences, powers and limitations as may be established could also have the effect of discouraging an attempt to obtain control of Lazard Ltd. We currently have 15,000,000 authorized preference shares, par value $0.01 per share.

The board of directors, in approving the issuance of a class or series of preference shares and the applicable prospectus supplement, will set forth with respect to such class or series, the following:

•	the number of shares in the class or series,

•	the designations of the class or series,

•	the dividend rates on the shares of that class or series (including, whether dividends are cumulative, and if so, from which date(s)) and the relative rights of priority, if any, of the payment of dividends on shares of that class or series,

•	whether that class or series has voting rights (in addition to voting rights provided by law), and if so, the terms of such voting rights,

•	the conversion or exchange rights of the class or series, if any (including conversion into common stock), including the terms and conditions of such conversion or exchange (including provision for adjustment of the conversion or exchange rate as the board of directors determines),

•	whether the class or series will have a sinking fund for the redemption or repurchase of shares of that class or series, and if so, the terms and amounts of such sinking fund,

•	the right of the shares of that class or series to the benefit of conditions and restrictions upon the creation of indebtedness of Lazard Ltd or any of its subsidiaries, upon the issue of any additional shares (including additional shares of such class or series or any other class or series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by Lazard Ltd or any of its subsidiaries of any issued shares of Lazard Ltd,

•	the liquidation rights and other relative participation, and

•	any optional or other special rights, qualifications, limitations or restrictions of that class or series.

The terms of each class or series of preference shares will be described in any prospectus supplement related to such class or series of preference shares and will contain a discussion of any material Bermuda or material United States federal income tax considerations applicable to the preference shares.

DESCRIPTION OF WARRANTS WE MAY OFFER

The following description of the terms of warrants we may issue sets forth certain general terms and provisions of any warrants to which any prospectus supplement may relate. Particular terms of warrants offered by any prospectus supplement and the extent, if any, to which these general terms and provisions shall apply to any warrants so offered will be described in the prospectus supplement relating to the applicable warrants. The applicable prospectus supplement may also state that any of the terms set forth in this description are inapplicable to such warrants. This description does not purport to be complete.

General

We may issue warrants, including warrants to purchase shares of our common stock and preference shares. Warrants may be issued independently or together with any securities and may be attached to or separate from the securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent.

Debt Warrants

The applicable prospectus supplement will describe the terms of debt warrants offered thereby, the warrant agreement relating to the debt warrants and the certificates representing the debt warrants, including the following:

•	the title of the debt warrants,

•	the aggregate number of debt warrants,

•	the price or prices at which the debt warrants will be issued,

•	the currency or currencies, including composite currencies or currency units, in which the price of the debt warrants may be payable,

•	the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants, and the procedures and conditions relating to the exercise of the debt warrants,

•	the designation and terms of any related debt securities with which the debt warrants are issued, and the number of the debt warrants issued with each debt security,

•	the currency or currencies, including composite currencies or currency units, in which any principal, premium, if any, or interest on the debt securities purchasable upon exercise of the debt warrants will be payable,

•	the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable,

•	the principal amount of debt securities that may be purchased upon exercise of each debt warrant, and the price at which and the currency or currencies, including composite currencies or currency units, in which the principal amount of debt securities may be purchased upon exercise,

•	the date on which the right to exercise the debt warrants will commence, and the date on which the right will expire,

•	the maximum or minimum number of the debt warrants that may be exercised at any time,

•	if applicable, a discussion of any material Bermuda tax considerations,

•	if applicable, a discussion of any material United States federal income tax considerations, and

•	any other terms of the debt warrants and terms, procedures and limitations relating to the exercise of the debt warrants.

Certificates representing debt warrants will be exchangeable for new certificates representing debt warrants of different denominations, and debt warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Before the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the debt securities issuable upon exercise and will not be entitled to payment of principal of or any premium or interest on the debt securities issuable upon exercise.

Other Warrants

The applicable prospectus supplement will describe the following terms of any other warrants that we may issue:

•	the title of the warrants,

•	the securities (which may include preference shares or common stock) for which the warrants are exercisable,

•	the price or prices at which the warrants will be issued,

•	the currency or currencies, including composite currencies or currency units, in which the price of the warrants may be payable,

•	if applicable, the designation and terms of the preference shares or common stock with which the warrants are issued, and the number of the warrants issued with each share of preference shares or common stock,

•	if applicable, the date on and after which the warrants and the related preference shares or common stock will be separately transferable,

•	if applicable, a discussion of any material Bermuda tax considerations,

•	if applicable, a discussion of any material United States federal income tax considerations, and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Exercise of Warrants

Each warrant will entitle the holder to purchase for cash or other consideration the number of debt securities, preference shares or shares of our common stock at the exercise price as will in each case be described in, or can be determined from, the applicable prospectus supplement relating to the offered warrants. Warrants may be exercised at any time up to the close of business on the expiration date described in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Warrants may be exercised as described in the applicable prospectus supplement. Upon receipt of payment and the certificate representing the warrant properly completed and duly executed at the corporate trust office of the warrant agent or any other offices indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the securities issuable upon exercise. If less than all of the warrants represented by the certificate are exercised, a new certificate will be issued for the remaining warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE

UNITS WE MAY OFFER

The following description of the terms of stock purchase contracts and stock purchase units we may issue sets forth certain general terms and provisions of any stock purchase contracts or stock purchase units to which any prospectus supplement may relate. Particular terms of stock purchase contracts or stock purchase units offered by any prospectus supplement and the extent, if any, to which these general terms and provisions shall apply to any stock purchase contracts or stock purchase units so offered will be described in the prospectus supplement relating to the applicable stock purchase contracts or stock purchase units. The applicable prospectus supplement may also state that any of the terms set forth in this description are inapplicable to such stock purchase contracts or stock purchase units. This description does not purport to be complete.

We may issue stock purchase contracts, including contracts obligating holders to purchase from or sell to us, and obligating us to sell to or purchase from the holders, a specified number of shares of our common stock or preference shares at a future date or dates, which we refer to in this prospectus as “stock purchase contracts.” The price per share of the securities and the number of shares of the securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts, and may be subject to adjustment under anti-dilution formulas. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities or debt obligations of third parties, including U.S. treasury securities, any other securities described in the applicable prospectus supplement or any combination of the foregoing, securing the holders’ obligations to purchase the securities under the stock purchase contracts, which we refer to herein as “stock purchase units.” The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase contracts or the stock purchase units, as the case may be, or vice versa, and those payments may be unsecured or pre-funded on some basis.

The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units offered thereby and will contain a discussion of any material Bermuda or material U.S. federal income tax considerations applicable to the stock purchase contracts and stock purchase units.

PLAN OF DISTRIBUTION

We may sell our securities, and any selling security holder may sell securities covered by this prospectus, in any one or more of the following ways from time to time:

•	through agents,

•	to or through underwriters,

•	through brokers or dealers,

•	directly by us or any selling security holders to purchasers, including through a specific bidding, auction or other process, or

•	through a combination of any of these methods of sale.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

LEGAL MATTERS

The validity of the securities will be passed upon for us by Conyers Dill & Pearman, Hamilton, Bermuda with respect to securities governed by Bermuda law, and by Wachtell, Lipton, Rosen & Katz with respect to securities governed by New York law, as applicable, unless otherwise indicated in the applicable prospectus supplement. If the securities are being distributed in an underwritten offering, the validity of the securities will be passed upon for the underwriters by counsel identified in the related prospectus supplement.

EXPERTS

The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document the company files at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, U.S.A. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Lazard Ltd’s SEC filings are also available to the public from the SEC’s internet site at http://www.sec.gov. Copies of these reports and other information can also be inspected at the offices of the New York Stock Exchange, Inc. 20 Broad Street, New York, New York 10005, U.S.A.

We maintain an Internet site at http://www.lazard.com. Our websites and the information contained on those sites or connected to those sites, are incorporated into this prospectus, and you should not rely on any such information in making your decision whether to purchase our securities.

We are “incorporating by reference” into this prospectus specific documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Information that we file subsequently with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of the offerings of all of the securities covered by this prospectus has been completed. This prospectus is part of a registration statement filed with the SEC.

We are “incorporating by reference” into this prospectus the following documents filed with the SEC (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	Lazard Ltd’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

•	Lazard Ltd’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006;

•	Lazard Ltd’s Proxy Statement on Schedule 14-A, filed on March 31, 2006;

•	Lazard Ltd’s Current Reports on Form 8-K filed on January 26, 2006, March 23, 2006, April 4, 2006, May 17, 2006 and June 20, 2006;

•	Description of the Class A common stock and risk factors related to the offering contained in the final prospectus for Lazard Ltd filed pursuant to Rule 424(b)(3) of the Securities Act on May 6, 2005 with respect to the Registration Statement on Form S-1 (File No. 333-121407); and

•	Description of ESUs and risk factors related to the offering contained in the final prospectus for Lazard Ltd and Lazard Group LLC filed pursuant to Rule 424(b)(3) of the Securities Act on May 6, 2005 with respect to the Registration Statement on Form S-1 (File No. 333-123463).

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request and without charge, a copy of the documents referred to above that we have incorporated in this prospectus by reference. You can request copies of such documents if you call or write us at the following address or telephone number: Investor Relations, Lazard Ltd, 30 Rockefeller Plaza, New York, New York 10020, (212) 632-6000, or you may visit our website at http://www.lazard.com for copies of any of such documents.

This prospectus, any accompanying prospectus supplement or information incorporated by reference herein or therein, contains summaries of certain agreements that we have filed as exhibits to various SEC filings, as well as certain agreements that we will enter into in connection with the offering of securities covered by any particular accompanying prospectus supplement. The descriptions of these agreements contained in this prospectus, any accompanying prospectus supplement or information incorporated by reference herein or therein do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us.

You should rely only upon the information contained in this prospectus, any prospectus supplement or incorporated by reference in this prospectus or in any prospectus supplement. We have not authorized anyone to provide you with different information. You should not assume that the information in this document is accurate as of any date other than that on the front cover of this prospectus.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in any accompanying prospectus supplement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this prospectus.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement and the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying prospectus is an offer to sell only the shares of common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement is current only as of its date.

Prospectus Supplement

Prospectus

12,000,000 Shares

Lazard Ltd

Class A Common Stock

Goldman, Sachs & Co.

Lazard Capital Markets